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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182159

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 25, 2013

PROSPECTUS  SUPPLEMENT

(To prospectus dated June 15, 2012)

27,000,000 Shares

CommonWealth REIT

Common Shares of Beneficial Interest

        We are offering 27,000,000 common shares of beneficial interest. Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "CWH." The last reported sale price on February 22, 2013 was $18.03 per share.

        Investing in our common shares involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2012, or our Annual Report.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to CommonWealth REIT	$	$

        The underwriters may also purchase from us up to an additional 4,050,000 common shares, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

        Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The common shares will be ready for delivery on or about March     , 2013.

Joint Book-Running Managers
Citigroup	BofA Merrill Lynch	UBS Investment Bank	Morgan Stanley
Joint Lead Managers
Jefferies		RBC Capital Markets

The date of this prospectus supplement is February     , 2013

        References in this prospectus supplement to CWH, we, us, or our, refer to CommonWealth REIT and its consolidated subsidiaries, including its majority owned consolidated subsidiary, Select Income REIT and its consolidated subsidiaries, or SIR, unless the context indicates otherwise.

        SIR is itself a public company having common shares registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For further information about SIR, please see SIR's periodic reports and other filings with the SEC, which are available at the SEC's website at www.sec.gov. References in this prospectus supplement to SIR's filings with the SEC are included as textual references only, and the information in SIR's filings with the SEC is not incorporated by reference into this prospectus supplement unless otherwise expressly stated herein.

        This prospectus supplement contains the terms of this offering and other information about us and our business. A description of our common shares is set forth in the accompanying prospectus under

i

the heading "Description of Shares of Beneficial Interest." This prospectus supplement, or the information incorporated by reference herein, may add, update or change information in the accompanying prospectus (or the information incorporated by reference therein). If information in this prospectus supplement, or the information incorporated by reference herein, is inconsistent with the accompanying prospectus (or the information incorporated by reference therein), this prospectus supplement (or the information incorporated by reference herein) will apply and will supersede that information in the accompanying prospectus (or the information incorporated by reference therein). References to the "prospectus" are to this prospectus supplement, together with the accompanying prospectus, and the information incorporated by reference in each.

        It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement and in "Where You Can Find More Information" and "Information Incorporated by Reference" in the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, is accurate only as of the respective dates of such documents or such other dates as may be specified therein. Our business, results of operations, financial condition, funds from operations, or FFO, normalized funds from operations, or Normalized FFO, net operating income, or NOI, cash available for distribution, or CAD, cash flows, liquidity and prospects may have changed since those dates.

ii

THE COMPANY

        We are a real estate investment trust, or REIT. Our primary business is the ownership and operation of real estate, primarily office buildings located throughout the United States.

        As of December 31, 2012, our consolidated portfolio included 440 properties with 71.9 million square feet (excluding properties classified as held for sale) for a total investment of $7.8 billion at cost and a depreciated book value of $6.8 billion. Our wholly owned portfolio includes 345 properties with 47.3 million square feet (excluding properties owned by SIR, our consolidated subsidiary, and properties classified as held for sale), including: (1) 50 office buildings with 21.1 million square feet located in central business district, or CBD, locations that generated 55.8% of our fourth quarter 2012 wholly owned property NOI, (2) 218 buildings with 17.4 million square feet located in suburban locations that generated 34.7% of our fourth quarter 2012 wholly owned property NOI, and (3) 77 industrial and other buildings with 8.8 million square feet that generated 9.5% of our fourth quarter 2012 wholly owned property NOI. Our wholly owned properties include 11 office and industrial properties with a combined 1.8 million square feet that are located in Australia.

        On March 12, 2012, our then 100% owned subsidiary, SIR, completed an initial public offering and listing on the NYSE, of 9,200,000 of its common shares, or the SIR IPO. SIR intends to elect to qualify for taxation as a REIT for federal income tax purposes commencing with the taxable year ended December 31, 2012, and to maintain such qualification thereafter. As of December 31, 2012, SIR owned 95 of our consolidated properties with 24.6 million square feet that generated 19.8% of our fourth quarter consolidated NOI. These properties include 57 properties with 17.8 million square feet located on the island of Oahu, HI, of which a large majority consists of lands which are net leased to industrial and commercial tenants under long term ground leases. As of December 31, 2012, SIR also owned 38 single tenant, net leased suburban office and industrial properties with 6.8 million square feet located throughout the mainland United States. As of December 31, 2012, we owned 22,000,000, or approximately 56.0%, of SIR's common shares of beneficial interest, and SIR remains one of our consolidated subsidiaries.

        As of December 31, 2012, we also owned 9,950,000, or approximately 18.2%, of the common shares of beneficial interest of Government Properties Income Trust, or GOV, a former 100% owned subsidiary that is now separately listed on the NYSE. GOV is a REIT that owns properties located throughout the United States that are majority leased to government tenants.

        We have undertaken a number of strategic initiatives over the past five years to position us for recovery in the office market sector as follows:

  •
  Since December 31, 2007, we have acquired approximately $3.8 billion of properties with 24.1 million square feet, and the majority of these acquisitions were office buildings in CBD locations. During this same time period we sold approximately $1.5 billion of primarily suburban office properties with 9.0 million square feet for net book gains of approximately $433.0 million. The following table compares the percentage of net operating income from our wholly owned properties for the three month period ended December 31, 2007 (which include properties now owned by SIR) with the percentage of NOI from our wholly owned properties for the three month period ended December 31, 2012 (which exclude properties owned by SIR):

	Three Months Ended December 31,
	2007	2012
CBD office properties	29.2%	55.8%
Suburban office properties	51.3%	34.7%
Industrial and other properties	19.5%	9.5%

	100.0%	100.0%

  •
  During the fourth quarter of 2012, we reduced our annual common share distribution rate from $2.00 per share to $1.00 per share in an effort to retain cash flow which may enable us to more aggressively lease space and increase occupancy in recovering markets.

  •
  As of December 31, 2012, we held 37 suburban office properties and 57 industrial properties for sale with 6.7 million square feet that were 26.5% leased for a weighted average term of 2.5 years (based on annualized rental income), and these 94 combined properties generated a $1.2 million net operating loss (rental income less property operating expenses) during the year ended December 31, 2012. These properties had a net book value of approximately $333.0 million, before the $168.6 million loss on asset impairment recognized as of December 31, 2012. Since December 31, 2012, we sold 18 of these properties with approximately 1.1 million square feet for approximately $10.3 million, excluding closing costs.

Principal Place of Business

        Our principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, and our telephone number is (617) 332-3990.

Pending Tender Offer

        On February 25, 2013, we commenced a tender offer for up to $450.0 million of certain of our outstanding senior unsecured notes, or the Tender Offer. Pursuant to the Tender Offer and not this prospectus supplement or the accompanying prospectus, we are offering to purchase for cash as many of our (i) 5.75% Senior Notes due February 15, 2014, or the February 2014 Notes, of which $244.7 million are currently outstanding, (ii) 6.40% Senior Notes due February 15, 2015, or the February 2015 Notes, of which $186.0 million are currently outstanding, (iii) 5.75% Senior Notes due November 1, 2015, or the November 2015 Notes, of which $250.0 million are currently outstanding and (iv) 6.25% Senior Notes due August 15, 2016, or the August 2016 Notes, of which $400.0 million are currently outstanding, as are validly tendered pursuant to the terms of the Tender Offer, up to the maximum amount of the Tender Offer. Our aggregate purchase price for tendered notes will be applied (i) first, to purchase February 2014 Notes, (ii) second, to purchase February 2015 Notes, (iii) third, to purchase November 2015 Notes and (iv) fourth, to purchase August 2016 Notes, except that notes tendered at or prior to the early tender date specified in the Tender Offer will be purchased prior to notes tendered after such date. We refer to the February 2014 Notes, February 2015 Notes, November 2015 Notes and August 2016 Notes collectively as the Notes.

        The price per $1,000 principal amount of each series of Notes will be a percentage determined by reference to a fixed spread for that series over a reference yield. The reference yield for each series of Notes will be based on the price, on the applicable determination date, of a specified reference U.S. Treasury security. Holders of validly tendered Notes that are accepted for purchase will also receive any accrued and unpaid interest on such Notes and, if applicable, an early tender premium specified by the terms of the Tender Offer.

        The Tender Offer will expire at midnight, New York City time, at the end of March 22, 2013, unless extended by us pursuant to the terms of the Tender Offer.

        We may from time to time increase or decrease the maximum amount of the Tender Offer, change the price or other terms of the Tender Offer or terminate the Tender Offer.

        We intend to use the net proceeds of this offering to fund all or a portion of our purchase prices for Notes purchased pursuant to the Tender Offer, including the payment of accrued interest and any applicable early tender premium. See "Use of Proceeds." To the extent that the aggregate purchase price for Notes tendered in the Tender Offer exceeds the net proceeds of this offering, we intend to fund that amount with cash on hand and borrowings under our revolving credit facility and may consider refinancing some or all of that amount with other long term debt. The successful completion of this offering is an express condition to our obligation to purchase Notes tendered pursuant to the Tender Offer, but the completion of the Tender Offer is not a condition to the sale of the common shares offered pursuant to this prospectus supplement and the accompanying prospectus. We cannot assure you that the Tender Offer will be completed in accordance with its terms, or at all, or that a significant principal amount of the Notes will be tendered and cancelled pursuant to the Tender Offer. If the Tender Offer is terminated for any reason (other than the termination of this offering), we intend to use the net proceeds of this offering for the other purposes described below in this prospectus supplement under "Use of Proceeds."

        This prospectus supplement and the accompanying prospectus are not an offer to buy or solicitation of an offer to sell any of the Notes.

Distributions

        Our current cash distribution rate to common shareholders is $0.25 per share per quarter, or $1.00 per share per year. Our distribution rate is set and reset from time to time by our Board of Trustees. The amount and form of distributions are made at the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including, but not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and term loan agreements and public debt covenants, the availability of debt and equity capital to us, our FFO, our Normalized FFO, our CAD, our expectation of our future capital requirements and operating performance and our expected needs and availability of cash to pay our obligations. Therefore, there can be no assurance that we will continue to pay distributions in the future in cash or that the amount of any distributions we do pay will not decrease. We paid a quarterly distribution of $0.25 per common share for the quarter ended December 31, 2012 on February 21, 2013 to our shareholders of record as of the close of business on January 22, 2013. We expect our next quarterly distribution for the quarter ending March 31, 2013 to be declared in April 2013 and paid in May 2013. Purchasers of common shares in this offering who continue to hold the shares on the record date will receive any distribution that our Board of Trustees declares for the quarter ending March 31, 2013.

        The following table sets forth the calculation of the distribution payout ratio of estimated CAD on (1) a historical basis for the year ended December 31, 2012 and (2) a pro forma basis reflecting the sale of 27,000,000 common shares in this offering at an assumed price to the public of $18.03 per common share, based on the closing price of our common shares on the NYSE on February 22, 2013, and the receipt of net proceeds therefrom of approximately $465.7 million after deducting the underwriting discount and other estimated offering expenses payable by us. The calculation of estimated CAD for the year ended December 31, 2012 also assumes (1) the purchase of $400 million aggregate principal amount of the August 2016 Notes tendered and accepted for payment pursuant to the Tender Offer at a price per $1,000 aggregate principal amount of $1,120.45, including the applicable early tender premiums, plus the payment of accrued interest; and (2) the purchase of $50 million aggregate principal amount of the November 2015 Notes tendered and accepted for payment pursuant to the Tender Offer at a price per $1,000 aggregate principal amount of $1,089.00, including the applicable early tender premiums, plus the payment of accrued interest. The calculation of actual and pro forma CAD for the year ended December 31, 2012 is set forth below under "Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data—Calculation of Consolidated Cash Available for Distribution."

        The following table contains unaudited information and should be read in conjunction with "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data" that appear in this prospectus supplement and the financial statements and the related notes that appear in our Annual Report. Information is presented assuming no exercise of the underwriters'

option to purchase additional common shares. Amounts are in thousands, except share and per share data.

	Year Ended December 31, 2012
	Actual	Pro forma(1)
	(unaudited)	(unaudited)
Estimated CAD	$131,375	$159,647
Shares outstanding at end of period	83,804,068	110,804,068
Estimated annual distribution per share(2)	$1.00	$1.00
Total annual estimated distribution	$83,804	$110,804
Estimated annual CAD surplus after distribution	$47,571	$48,843
Distribution payout ratio of estimated CAD	63.8%	69.4%

(1)
The calculation above is based on the sale of 27,000,000 common shares at an assumed price to the public of $18.03 per common share, the closing price per share of our common shares on the NYSE on February 22, 2013, and the receipt of net proceeds of approximately $465.7 million. We note that these assumptions are for illustrative purposes only and may not reflect the final public offering price, which may be different and could lead to different results in our calculation. For example, each 25 cent increase/decrease in the price per share at which we sell the common shares offered hereby will result in a corresponding increase/decrease of approximately $6.5 million in the aggregate net proceeds received by us from the offering, assuming that the number of shares sold remains the same. Furthermore, if the net proceeds from this offering remain as assumed in our pro forma calculations but the Tender Offer is terminated, the pro forma assumptions with respect to reduction in outstanding indebtedness and reduction in interest expense would not apply and our pro forma distribution payout ratio of estimated CAD would equal approximately 84.3%, assuming the net proceeds of this offering are deposited in non-interest bearing cash accounts.

(2)
Based on $0.25 per share quarterly distribution rate paid that commenced in November 2012.

        The completion of the Tender Offer is not a condition to the sale of the common shares offered hereby. If the Tender Offer is terminated for any reason (other than the termination of this offering), we intend to use the net proceeds of this offering for the other purposes described below under "Use of Proceeds." We cannot assure you that the terms of the Tender Offer will not be changed, that the Tender Offer will be completed in accordance with its terms, or at all, or that a significant principal amount of the Notes will be tendered and cancelled pursuant to the Tender Offer.

THE OFFERING

Common shares offered by CommonWealth REIT	27,000,000 shares (or 31,050,000 shares if the underwriters exercise their option to purchase additional common shares in full)
Common shares to be outstanding after the offering	110,804,068 shares (or 114,854,068 shares if the underwriters exercise their option to purchase additional common shares in full)
New York Stock Exchange symbol	CWH

        The number of common shares to be outstanding after the offering is based on 83,804,068 common shares outstanding on February 22, 2013.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be $465.7 million after deducting the underwriting discount and other estimated offering expenses payable by us (assuming a public offering price of $18.03 per share). If the underwriters exercise their option to purchase additional common shares in full, we estimate that our net proceeds will be approximately $535.6 million after deducting the underwriting discount and other estimated offering expenses payable by us (assuming a public offering price of $18.03 per share). We intend to use the net proceeds from this offering, cash on hand or borrowings from our revolving credit facility to fund the purchase price of Notes that are validly tendered and accepted for purchase pursuant to the Tender Offer, including the payment of accrued interest and any applicable early tender premium. Such amounts will be applied, up to the maximum amount of the Tender Offer, (1) first, to purchase February 2014 Notes, (2) second, to purchase February 2015 Notes, (3) third, to purchase November 2015 Notes and (4) fourth, to purchase August 2016 Notes, except that notes tendered at or prior to the early tender date specified in the Tender Offer will be purchased prior to notes tendered after such date. The price for Notes validly tendered and accepted for purchase pursuant to the Tender Offer is described above under "The Company—Pending Tender Offer."

        As of February 22, 2013, we had $244.7 million aggregate principal amount of February 2014 Notes outstanding, which bear interest at the rate of 5.75% per annum, $186.0 million aggregate principal amount of February 2015 Notes outstanding, which bear interest at the rate of 6.40% per annum, $250.0 million aggregate principal amount of November 2015 Notes outstanding, which bear interest at the rate of 5.75% per annum, and $400.0 million aggregate principal amount of August 2016 Notes outstanding, which bear interest at the rate of 6.25% per annum. The respective maturity dates of the Notes are described above under "The Company—Pending Tender Offer."

        The completion of the Tender Offer is not a condition to the sale of the common shares offered hereby. If the Tender Offer is terminated for any reason (other than the termination of this offering), or if any net proceeds remain after application of the net proceeds as described above, we intend to use such proceeds of this offering to reduce amounts outstanding on our revolving credit facility and for general business purposes. Our revolving credit facility bears interest at LIBOR plus a premium and matures on October 19, 2015. As of February 22, 2013, the interest rate payable on borrowings under our revolving credit facility was 1.7% per annum and its outstanding principal balance was $322.0 million.

        Pending such applications, we may invest the net proceeds of this offering in short term investments, some or all of which may not be investment grade rated. In addition, in lieu of direct application of net proceeds of this offering to fund the purchase price of Notes purchased in the Tender Offer, we may first apply such net proceeds to reduce amounts outstanding under our revolving credit facility pending the completion of the Tender Offer and then reborrow such amounts under our revolving credit facility to fund such purchase price.

        Some of the underwriters or their affiliates may hold Notes or are lenders under our revolving credit facility and will receive a portion of net proceeds from this offering used to purchase such Notes in the Tender Offer or to repay amounts outstanding under our revolving credit facility. Accordingly, it is possible that more than 5% of the proceeds from this offering (not including the underwriting discount) may be received by the underwriters or their affiliates. In addition, from time to time, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

        Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more common shares than the number set forth on the cover page of this prospectus supplement.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization on (1) a historical basis as of December 31, 2012 and (2) a pro forma basis reflecting:

  •
  the sale of 27,000,000 common shares in this offering at an assumed price to the public of $18.03 per common share, based on the closing price of our common shares on the NYSE on February 22, 2013, and the receipt of net proceeds therefrom (after deducting the underwriting discount and other estimated offering expenses payable by us) of approximately $465.7 million;

  •
  the purchase of $400 million aggregate principal amount of the August 2016 Notes tendered and accepted for payment pursuant to the Tender Offer at a price per $1,000 aggregate principal amount of $1,120.45, including the applicable early tender premiums, plus the payment of accrued interest; and

  •
  the purchase of $50 million aggregate principal amount of the November 2015 Notes tendered and accepted for payment pursuant to the Tender Offer at a price per $1,000 aggregate principal amount of $1,089.00, including the applicable early tender premiums, plus the payment of accrued interest.

        Although our aggregate purchase price for tendered Notes will be applied as described above under "Use of Proceeds," for the purpose of the calculations below, we have assumed that our aggregate purchase price will first be applied to those Notes having the highest purchase prices per $1,000 principal amount. The completion of the Tender Offer is not a condition to the sale of the common shares offered hereby. If the Tender Offer is terminated for any reason (other than the termination of this offering), we intend to use the net proceeds of this offering for the other purposes described above under "Use of Proceeds." We cannot assure you that the terms of the Tender Offer will not be changed, that the Tender Offer will be completed in accordance with its terms, or at all, or that a significant principal amount of the Notes will be tendered and cancelled pursuant to the Tender Offer.

        The following table contains unaudited information and should be read in conjunction with "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Information and Other Data" that appear in this prospectus supplement and the financial statements and the related notes that appear in our Annual Report. Information is presented assuming no exercise of the underwriters' option to purchase additional common shares. Amounts are in thousands, except share and per share data.

	As of December 31, 2012
	Actual	Pro forma
	(unaudited)	(unaudited)
Cash	$102,219	$64,060

Debt:
Unsecured revolving credit facility	$297,000	$297,000
Other unsecured floating rate debt	945,000	945,000
Unsecured fixed rate debt	2,122,994	1,674,415
Mortgage debt	984,827	984,827

Total debt	$4,349,821	$3,901,242
Shareholders' equity:
Shareholders' equity attributable to CommonWealth REIT:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6 1/2% cumulative convertible; 15,180,000 shares issued and outstanding, aggregate liquidation preference $379,500	$368,270	$368,270
Series E preferred shares; 7 1/4% cumulative redeemable on or after May 15, 2016; 11,000,000 shares issued and outstanding, aggregate liquidation preference, $275,000	265,391	265,391
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 83,804,068 and 110,804,068 shares issued and pro forma, respectively	838	1,108
Additional paid in capital	3,585,400	4,050,826
Cumulative net income	2,386,900	2,330,496
Cumulative other comprehensive income	565	565
Cumulative common distributions	(2,972,569)	(2,972,569)
Cumulative preferred distributions	(529,367)	(529,367)

Total shareholders' equity attributable to CommonWealth REIT	3,105,428	3,514,719
Noncontrolling interest in consolidated subsidiary	396,040	396,040

Total shareholders' equity	3,501,468	3,910,759

Total capitalization	$7,851,289	$7,812,002

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION AND OTHER DATA

        The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2012 is intended to present our consolidated financial position, including SIR, as if this offering and the Tender Offer had been completed as of December 31, 2012, and the estimated net proceeds therefrom were applied above as described under the first paragraph of "Use of Proceeds." The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012 is intended to present our results of continuing operations as if this offering and the Tender Offer had been completed as of the beginning of the period presented. The following unaudited calculations of our pro forma FFO, Normalized FFO, CAD, earnings before interest, taxes, depreciation and amortization, or EBITDA and EBITDA, as adjusted, or Adjusted EBITDA, for the year ended December 31, 2012 are intended to present our FFO, Normalized FFO, CAD, EBITDA and Adjusted EBITDA calculated based on our pro forma statement of operations set forth below, which excludes certain data relating to discontinued operations, and should be read in conjunction with our financial statements included in our Annual Report, which include certain data relating to discontinued operations not included in the pro forma condensed consolidated statement of operations below. This unaudited pro forma condensed consolidated financial information and calculations of pro forma FFO, Normalized FFO, CAD, EBITDA and Adjusted EBITDA are provided for illustrative purposes only and are not necessarily indicative of our expected financial position, results of operations, FFO, Normalized FFO, CAD, EBITDA or Adjusted EBITDA for any future period. Differences could result from many factors, including business factors, leasing activity, capital expenditure levels, the amount and price per share of our common shares offered hereby, the amount and mix of February 2014 Notes, February 2015 Notes, November 2015 Notes and August 2016 Notes tendered and accepted for purchase in the Tender Offer and the price for the Notes accepted for purchase in the Tender Offer, compared to those assumed below. The completion of the Tender Offer is not a condition to the sale of the common shares offered hereby. If the Tender Offer is terminated for any reason (other than the termination of this offering), we intend to use the net proceeds of this offering for the other purposes described above under "Use of Proceeds." We cannot assure you that the terms of the Tender Offer will not be changed, that the Tender Offer will be completed in accordance with its terms, or at all, or that a significant principal amount of the Notes will be tendered and cancelled pursuant to the Tender Offer. The pro forma information should be read in conjunction with the notes thereto and with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report.

 CommonWealth REIT

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands, except share data)

	As of December 31, 2012	The Offering(A)	The Tender Offer(B)	Pro Forma
ASSETS
Land	$1,531,416			$1,531,416
Building and improvements	6,297,993			6,297,993

	7,829,409	0	0	7,829,409
Accumulated depreciation	(1,007,606)			(1,007,606)

	6,821,803	0	0	6,821,803
Properties held for sale	171,832			171,832
Acquired real estate leases, net	427,756			427,756
Equity investments	184,711			184,711
Cash and equivalents	102,219	465,696	(503,855)	64,060
Restricted cash	16,626			16,626
Accounts receivable, net of allowance for doubtful accounts of $9,962	253,394			253,394
Other assets, net	211,293		(1,128)	210,165

Total assets	$8,189,634	$465,696	($504,983)	$8,150,347

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving credit facility	$297,000			$297,000
SIR revolving credit facility	95,000			95,000
Senior unsecured debt, net	2,972,994		(448,579)	2,524,415
Mortgage notes payable, net	984,827			984,827
Liabilities related to properties held for sale	2,339			2,339
Accounts payable and accrued expenses	194,184			194,184
Acquired real estate lease obligations	69,304			69,304
Rents collected in advance	35,700			35,700
Security deposits	23,860			23,860
Due to related persons	12,958			12,958

Total liabilities	4,688,166	0	(448,579)	4,239,587
Shareholders' equity:
Shareholders' equity attributable to CommonWealth REIT:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6 1/2% cumulative convertible; 15,180,000 shares issued and outstanding, aggregate liquidation preference $379,500	368,270			368,270
Series E preferred shares; 7 1/4% cumulative redeemable on or after May 15, 2016; 11,000,000 shares issued and outstanding, aggregate liquidation preference, $275,000	265,391			265,391
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 83,804,068 and 110,804,068 shares issued and pro forma, respectively	838	270		1,108
Additional paid in capital	3,585,400	465,426		4,050,826
Cumulative net income	2,386,900		(56,404)	2,330,496
Cumulative other comprehensive income	565			565
Cumulative common distributions	(2,972,569)			(2,972,569)
Cumulative preferred distributions	(529,367)			(529,367)

Total shareholders' equity attributable to CommonWealth REIT	3,105,428	465,696	(56,404)	3,514,719
Noncontrolling interest in consolidated subsidiary	396,040			396,040

Total shareholders' equity	3,501,468	465,696	(56,404)	3,910,759

Total liabilities and shareholders' equity	$8,189,634	$465,696	($504,983)	$8,150,347

See accompanying notes.

CommonWealth REIT

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(amounts in thousands, except per share data)

	Year Ended December 31, 2012	The Offering(A)	The Tender Offer(C)	Pro Forma
Rental income	$1,013,092	$0	$0	$1,013,092
Expenses:
Operating expenses	419,681	0	0	419,681
Depreciation and amortization	245,729	0	0	245,729
General and administration	51,697	0	0	51,697
Acquisition related costs	5,648	0	0	5,648

Total Expenses	722,755	0	0	722,755
Operating income	290,337	0	0	290,337
Interest and other income	1,428	0	0	1,428
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $3,405)	(204,244)	0	28,589	(175,655)
Loss on early extinguishment of debt	(1,895)	0	0	(1,895)
Equity in earnings of investees	11,420	0	0	11,420
Gain on issuance of shares by an equity investee	7,246	0	0	7,246

Income from continuing operations before income tax expense	104,292	0	28,589	132,881
Income tax expense	(3,207)	0	0	(3,207)

Income from continuing operations	101,085	0	28,589	129,674
Net income attributable to noncontrolling interest in consolidated subsidiary	(15,576)	0	0	(15,576)

Net income from continuing operations attributable to CommonWealth REIT	85,509	0	28,589	114,098
Preferred distributions	(51,552)	0	0	(51,552)
Excess redemption price paid over carrying value of preferred shares	(4,985)	0	0	(4,985)

Net income from continuing operations attributable to CommonWealth REIT common shareholders	$28,972	$0	$28,589	$57,561

Weighted average common shares outstanding—basic and diluted	83,750	27,000	0	110,750
Net income from continuing operations attributable to CommonWealth REIT per common share	$0.35			$0.52

(1)
Excludes certain data related to discontinued operations. These statements should be read in conjunction with our financial statements included in our Annual Report, which include certain data relating to discontinued operations not included in the pro forma condensed consolidated statement of operations above.

See accompanying notes.

CommonWealth REIT

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands, except share data)

Basis of Presentation

Balance Sheet Adjustments

  (A)
  Represents the sale of 27,000,000 common shares at an assumed price of $18.03 per common share in this offering, based on the closing price of our common shares on the NYSE on February 22, 2013, net of the underwriting discount and other estimated offering expenses payable by us (such underwriting discount and other estimated expenses payable by us together, estimated at $21,114).

  (B)
  Represents the application of the estimated net proceeds from the sale of common shares in this offering ($465,696) and available cash to repurchase for $502,630 (plus estimated transaction fees and expense totaling $1,225) all of the outstanding August 2016 Notes, having an aggregate principal amount of $400,000, and $50,000 aggregate principal amount of November 2015 Notes; and the write off to cumulative net income of (1) the difference between (i) the carrying value of our August 2016 Notes and November 2015 Notes and (ii) the price paid to repurchase (plus estimated transaction fees and expenses), and (2) related deferred financing costs included in Other Assets. The completion of the Tender Offer is not a condition to the sale of the common shares offered hereby. If the Tender Offer is terminated for any reason (other than the termination of this offering), we intend to use the net proceeds of this offering for the other purposes described above under "Use of Proceeds."

Statement of Operations Adjustments

  (C)
  Represents the reduction of interest expense related to the application of the estimated net proceeds from the sale of common shares in this offering ($465,696) and available cash to repurchase all of the outstanding August 2016 Notes, having an aggregate principal amount of $400,000, and $50,000 aggregate principal amount of November 2015 Notes. The completion of the Tender Offer is not a condition to the sale of the common shares offered hereby. If the Tender Offer is terminated for any reason (other than the termination of this offering), we intend to use the net proceeds of this offering for the other purposes described above under "Use of Proceeds."

Calculation of FFO and Normalized FFO(1)

	Year Ended December 31, 2012
	Actual	Pro forma(2)
	(unaudited)	(unaudited)
FFO:
Net income from continuing operations attributable to CommonWealth REIT	$85,509	$114,098
Plus: depreciation and amortization from continuing operations	245,729	245,729
Plus: depreciation and amortization from discontinued operations	12,563	12,563
Plus: FFO from investees	21,383	21,383
Plus: net income attributable to noncontrolling interest	15,576	15,576
Less: loss from discontinued operations	(14,337)	(14,337)
Less: FFO attributable to noncontrolling interest	(19,419)	(19,419)
Less: equity in earnings of investee	(11,420)	(11,420)

FFO attributable to CommonWealth REIT	335,584	364,173
Less: preferred distributions	(51,552)	(51,552)

FFO available for CommonWealth REIT common shareholders	$284,032	$312,621

Normalized FFO:
FFO attributable to CommonWealth REIT	$335,584	$364,173
Plus: acquisition related costs from continuing operations	5,648	5,648
Plus: normalized FFO from investees	21,710	21,710
Plus: loss on early extinguishment of debt from continuing operations	1,895	1,895
Plus: average minimum rent from direct financing lease	1,316	1,316
Plus: FFO attributable to noncontrolling interest	19,419	19,419
Less: normalized FFO attributable to noncontrolling interest	(20,132)	(20,132)
Less: FFO from investees	(21,383)	(21,383)
Less: interest earned from direct financing lease	(1,452)	(1,452)
Less: gain on issuance of shares by an equity investee	(7,246)	(7,246)

Normalized FFO attributable to CommonWealth REIT	335,359	363,948
Less: preferred distributions	(51,552)	(51,552)

Normalized FFO available for CommonWealth REIT common shareholders	$283,807	$312,396

(1)
We calculate FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with U.S. generally accepted accounting principles, or GAAP, plus real estate depreciation and amortization, loss on asset impairment, net income attributable to noncontrolling interest and FFO from equity investees, excluding any gain or loss on sale of properties, earnings from equity investees and FFO attributable to noncontrolling interest. Our calculation of Normalized FFO differs from NAREIT's definition of FFO because we exclude acquisition related costs, gains from issuance of shares by equity investees, gain and loss on early extinguishment of debt unless settled in cash, the difference between average minimum rent and interest earned from our direct financing lease and the difference between FFO and Normalized FFO from equity investees and noncontrolling interest. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income and cash flow from operating activities. We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods. FFO and Normalized FFO are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders. Other factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facilities and term loan agreements and public debt covenants, the availability of debt and equity capital to us, our CAD, our expectation of our future capital requirements and operating performance, and our expected needs and availability of cash to pay our obligations. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. We believe that FFO and Normalized FFO may facilitate an understanding of our consolidated historical operating results. These measures should be considered in conjunction with net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income and cash flow from operating activities as presented in our Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income and Consolidated Statements of Cash Flows contained in our Annual Report. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

(2)
The calculation above is based on the sale of 27,000,000 common shares at an assumed price to the public of $18.03 per common share, the closing price per share of our common shares on the NYSE on February 22, 2013, and the receipt of net proceeds of approximately $465.7 million. We note that these assumptions are for illustrative purposes only and may not reflect the final public offering price, which may be different and could lead to different results in our calculation.

Calculation of Consolidated Cash Available for Distribution(1)

	Year Ended December 31, 2012
	Actual	Pro forma(2)
	(unaudited)	(unaudited)
Income from continuing operations	$101,085	$129,674
Plus: depreciation and amortization from continuing operations	245,729	245,729
Plus: depreciation and amortization from discontinued operations	12,563	12,563
Plus: acquisition related costs from continuing operations	5,648	5,648
Plus: loss on early extinguishment of debt from continuing operations	1,895	1,895
Plus: lease value amortization from continuing operations	9,661	9,661
Plus: lease value amortization from discontinued operations	301	301
Plus: amortization of prepaid interest and debt discounts	3,405	3,088
Plus: distributions from investees	16,816	16,816
Plus: non-cash general and administrative expenses paid in common shares(3)	1,686	1,686
Plus: minimum cash rent from direct financing lease	8,098	8,098
Less: loss from discontinued operations	(14,337)	(14,337)
Less: equity in earnings of investees	(11,420)	(11,420)
Less: interest earned from direct financing lease	(1,452)	(1,452)
Less: gain on issuance of shares by an equity investee	(7,246)	(7,246)
Less: CAD attributable to noncontrolling interest	(17,968)	(17,968)
Less: straight line rent from continuing operations	(39,029)	(39,029)
Plus: straight line rent from discontinued operations	217	217
Less: leasing capital and building improvements	(132,725)	(132,725)
Less: preferred distributions	(51,552)	(51,552)

CAD	$131,375	$159,647

Shares outstanding at end of period	83,804,068	110,804,068
Estimated annual distribution per share(4)	$1.00	$1.00
Total annual estimated distribution	$83,804	$110,804
Estimated annual CAD surplus after distribution	$47,571	$48,843
Distribution payout ratio of estimated CAD	63.8%	69.4%

(1)
We calculate CAD as shown above. We consider CAD to be an appropriate measure of our operating performance, along with net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income and cash flow from operating activities. We believe that CAD provides useful information to investors because CAD may facilitate a comparison of cash based operating performance between periods. CAD does not represent cash generated by operating activities in accordance with GAAP, and should not be considered as an alternative to net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as an indicator of our financial performance or liquidity, nor is this measure necessarily indicative of sufficient cash flow to fund all of our needs. We believe CAD may facilitate an understanding of our consolidated historical operating results. This measure should be considered in conjunction with net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income and cash flow from operating activities as presented in our Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income and Consolidated Statements of Cash Flows contained in our Annual Report. Other REITs and real estate companies may calculate CAD differently than we do.

(2)
The calculation above is based on the sale of 27,000,000 common shares at an assumed price to the public of $18.03 per common share, the closing price per share of our common shares on the NYSE on February 22, 2013, and the receipt of net proceeds of approximately $465.7 million. We note that these assumptions are for illustrative purposes only and may not reflect the final public offering price, which may be different and could lead to different results in our calculation. For example, each 25 cent increase/decrease in the price per share at which we sell the common shares offered hereby will result in a corresponding increase/decrease of approximately $6.5 million in the aggregate net proceeds received by CommonWealth REIT from the offering, assuming that the number of shares sold remains the same. Furthermore, if the net proceeds from this offering remain as assumed in our pro forma calculations but the Tender Offer is terminated, the pro forma assumptions with respect to reduction in outstanding indebtedness and reduction in interest expense would not apply and our pro forma distribution payout ratio of estimated CAD would equal approximately 84.3%, assuming the net proceeds of this offering are deposited in non-interest bearing cash accounts.

(3)
Represents the amortized value of shares issued during the year to Trustees, to officers of CWH and SIR, and to employees of Reit Management & Research LLC, or RMR, under CWH's and SIR's equity compensation plans.

(4)
Based on $0.25 per share quarterly distribution rate paid that commenced in November 2012.

Calculation of EBITDA and Adjusted EBITDA(1)

	Year Ended December 31, 2012
	Actual	Pro forma(2)
	(unaudited)	(unaudited)
EBITDA:
Income from continuing operations	$101,085	$129,674
Plus: interest expense from continuing operations	204,244	175,655
Plus: income tax expense	3,207	3,207
Plus: depreciation and amortization from continuing operations	245,729	245,729
Plus: depreciation and amortization from discontinued operations	12,563	12,563
Plus: net gain on sale of properties from discontinued operations	2,039	2,039
Less: loss from discontinued operations	(14,337)	(14,337)
Less: loss on asset impairment from discontinued operations	(168,632)	(168,632)

EBITDA	$385,898	$385,898

Adjusted EBITDA:
EBITDA	$385,898	$385,898
Plus: loss on asset impairment from discontinued operations	168,632	168,632
Plus: acquisition related costs from continuing operations	5,648	5,648
Plus: loss on early extinguishment of debt from continuing operations	1,895	1,895
Plus: adjusted EBITDA from investees	25,209	25,209
Less: net gain on sale of properties from discontinued operations	(2,039)	(2,039)
Less: equity in earnings of investees	(11,420)	(11,420)
Less: gain on issuance of shares by an equity investee	(7,246)	(7,246)

Adjusted EBITDA	$566,577	$566,577

(1)
We calculate EBITDA and Adjusted EBITDA as shown above. We consider EBITDA and Adjusted EBITDA to be appropriate measures of our operating performance, along with net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income and cash flow from operating activities. We believe that EBITDA and Adjusted EBITDA provide useful information to investors because by excluding the effects of certain historical amounts, such as interest, depreciation and amortization expense, EBITDA and Adjusted EBITDA may facilitate a comparison of current operating performance with our past operating performance. EBITDA and Adjusted EBITDA do not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income or cash flow from operating activities determined in accordance with GAAP, or as an indicator of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. We believe that EBITDA and Adjusted EBITDA may facilitate an understanding of our consolidated historical operating results. These measures should be considered in conjunction with net income, net income attributable to CommonWealth REIT, net income available for CommonWealth REIT common shareholders, operating income and cash flow from operating activities as presented in our Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income and Consolidated Statements of Cash Flows contained in our Annual Report. Other REITs and real estate companies may calculate EBITDA and Adjusted EBITDA differently than we do.

(2)
The calculation above is based on the sale of 27,000,000 common shares at an assumed price to the public of $18.03 per common share, the closing price per share of our common shares on the NYSE on February 22, 2013, and the receipt of net proceeds of approximately $465.7 million. We note that these assumptions are for illustrative purposes only and may not reflect the final public offering price, which may be different and could lead to different results in our calculation.

FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

        The following supplements and updates the summary of U.S. federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended, or ERISA, considerations relating to the acquisition, ownership and disposition of our common shares in our Annual Report which is incorporated in this prospectus supplement by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and in the sections of our Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" in all material respects are the material U.S. federal income tax consequences and the material ERISA consequences relevant to owners of our common shares, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our Annual Report, Sullivan & Worcester LLP has given opinions to the effect (1) that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended, or the Tax Code, for our 1999 through 2012 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Tax Code, it being understood that our actual qualification as a REIT, however, will depend on our continued ability to meet, and our meeting, through actual annual operating results and distributions, the various qualification tests under the Tax Code, and (2) that under the "plan assets" regulations promulgated by the U.S. Department of Labor under ERISA, our common shares are "publicly offered securities" and our assets will not be deemed to be "plan assets" in respect of any benefit plan investor who acquires our common shares in this offering.

        Subject to the detailed discussion contained in our Annual Report, we believe that we have qualified, and we intend to remain qualified, as a REIT under the Tax Code. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Our distributions to you generally are includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally are treated for tax purposes as a return of capital to the extent of your basis in our common shares, and reduce your basis. Subject to the detailed discussion contained in our Annual Report, we intend to conduct our affairs so that our assets are not deemed to be "plan assets" of any individual retirement account, tax-favored account (such as an Archer MSA, Coverdell education savings account or health savings account), employee benefit plan subject to Title 1 of ERISA, or other qualified retirement plan subject to Section 4975 of the Tax Code which acquires our common shares in this offering.

        Information reporting, backup withholding and foreign account withholding may apply to payments you receive on our common shares, as described in our Annual Report. Backup withholding is not an additional tax. Any amounts withheld under backup withholding may be allowed as a credit against your U.S. federal income tax liability and, if backup withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service, or the IRS, provided that you furnish the required information to the IRS. The backup withholding rate is currently 28%.

        We encourage you to consult your tax advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the acquisition, ownership and disposition of our common shares.

UNDERWRITING (CONFLICTS OF INTEREST)

        Under the terms and subject to the conditions contained in the purchase agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Morgan Stanley & Co. LLC are serving as the representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, the number of common shares listed opposite their names below:

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Morgan Stanley & Co. LLC
Jefferies & Company, Inc.
RBC Capital Markets, LLC

Total	27,000,000

        The underwriters have agreed to purchase all of the common shares sold under the purchase agreement, other than those the underwriters may purchase pursuant to the option described below, if any of the common shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the common shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the common shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. After the public offering, the public offering price and concession may be changed.

        The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to CommonWealth REIT	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at approximately $425,000 and are payable by us.

Option to Purchase Additional Shares

        We have granted an option to the underwriters to purchase up to an additional 4,050,000 common shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional common shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        We, our executive officers and our Trustees have agreed, with exceptions, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our common shares or any securities convertible into or exercisable or exchangeable for common shares, or warrants to purchase common shares, and not to take certain other actions relating to our common shares, for a period of 60 days after the date of this prospectus supplement without the prior written consent of Citigroup Global Markets Inc.

New York Stock Exchange Listing

        Our common shares are listed on the New York Stock Exchange under the symbol "CWH."

Price Stabilization, Short Positions

        Until the distribution of the common shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common shares. However, the underwriters may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common shares in connection with the offering, i.e., if they sell more common shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing common shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option to purchase additional shares described above. Purchases of the common shares to stabilize their price or to reduce a short position may cause the price of the common shares to be higher than it might be in the absence of such purchases.

        Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Notice to Prospective Investors in the European Economic Area

        Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of common shares through any financial intermediary, other than offers made by the underwriters with a view to the final placement of the common shares as contemplated in this prospectus supplement.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "relevant member state"), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that relevant member state except that an offer to the public in that relevant member state of any common shares may be made at any time:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any common shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the relevant member state and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of any common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any common shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly the securities being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Electronic Distribution

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters' websites is not part of this prospectus. The representatives may agree to allocate a number of our common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Citigroup Global Markets Inc. to underwriters that may make Internet distributions on the same basis as other allocations.

Conflicts of Interest

        Some of the underwriters, including UBS Securities LLC, or their affiliates, hold February 2014 Notes, February 2015 Notes, November 2015 Notes or August 2016 Notes and, if such Notes are tendered and accepted for purchase pursuant to the terms of the Tender Offer, will receive a portion of our net proceeds from this offering. Additionally, affiliates of some of the underwriters, including Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Jefferies & Company, Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are lenders under our revolving credit facility and may receive a pro rata portion of our net proceeds from this offering used to reduce amounts outstanding thereunder. Because one or more of the underwriters or their affiliates hold February 2014 Notes, February 2015 Notes, November 2015 Notes or August 2016 Notes or are lenders under our revolving credit facility, it is possible that more than 5% of the proceeds from this offering (not including the underwriting discount) may be received by an underwriter and/or its affiliates. Nonetheless, the appointment of a qualified independent underwriter is not necessary in connection with this offering because REITs are excluded from the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Other Relationships

        Citigroup Global Markets Inc. and RBC Capital Markets, LLC are acting as dealer managers for the Tender Offer. Also, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received, and may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        Venable LLP, Baltimore, Maryland, our Maryland counsel, will issue an opinion about the legality of the common shares. Sullivan & Worcester LLP, Boston, Massachusetts, our counsel, and Sidley Austin LLP, New York, New York, counsel to the underwriters in connection with this offering, will each also issue an opinion to the underwriters as to certain matters. Sullivan & Worcester LLP and Sidley Austin LLP will rely, as to certain matters of Maryland law, upon an opinion of Venable LLP. Sullivan & Worcester LLP also has passed upon our qualification and taxation as a REIT in an opinion which is incorporated by reference in the registration statement of which the accompanying prospectus is a part. Sullivan & Worcester LLP and Venable LLP represent SIR, GOV and certain of their respective affiliates on various matters. Sullivan & Worcester LLP also represents RMR, which is our manager, and certain of its affiliates on various matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

  •
  Our Annual Report;

  •
  The information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report from our definitive Proxy Statement for our 2013 Annual Meeting of Shareholders filed February 25, 2013; and

  •
  Our Current Reports on Form 8-K dated January 31, 2013 and February 4, 2013.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the termination of the offering of the common shares:

  •
  Reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

  •
  Any reports filed under Section 15(d) of the Exchange Act.

        You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

Investor Relations
CommonWealth REIT
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
(617) 332-3990

WHERE YOU CAN FIND MORE INFORMATION

        You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC's website at http://www.sec.gov.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN OR THEREIN BY REFERENCE, CONTAIN STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS SUPPLEMENT RELATE TO VARIOUS ASPECTS OF OUR BUSINESS, INCLUDING:

  •
  THE FUTURE OCCUPANCY RATES AT OUR PROPERTIES,

  •
  THE FUTURE RENT RATES WE WILL BE ABLE TO CHARGE AT OUR PROPERTIES,

  •
  THE COSTS WE MAY INCUR TO LEASE SPACE IN OUR PROPERTIES,

  •
  OUR ABILITY TO PAY DISTRIBUTIONS TO OUR SHAREHOLDERS AND THE AMOUNT OF SUCH DISTRIBUTIONS,

  •
  THE CREDIT QUALITY OF OUR TENANTS,

  •
  THE LIKELIHOOD THAT OUR TENANTS WILL PAY RENT, RENEW LEASES, ENTER INTO NEW LEASES OR BE AFFECTED BY CYCLICAL ECONOMIC CONDITIONS,

  •
  OUR ACQUISITIONS AND SALES OF PROPERTIES,

  •
  OUR ABILITY TO COMPETE FOR ACQUISITIONS AND TENANCIES EFFECTIVELY,

  •
  OUR ABILITY TO PAY INTEREST ON AND PRINCIPAL OF OUR DEBT,

  •
  OUR POLICIES AND PLANS REGARDING INVESTMENTS, FINANCINGS AND DISPOSITIONS,

  •
  THE FUTURE AVAILABILITY OF BORROWINGS UNDER OUR AND SIR'S REVOLVING CREDIT FACILITIES,

  •
  OUR ABILITY TO RAISE EQUITY OR DEBT CAPITAL,

  •
  OUR EXPECTATION THAT WE WILL BENEFIT FINANCIALLY BY PARTICIPATING IN AFFILIATES INSURANCE COMPANY, OR AIC, WITH RMR AND COMPANIES TO WHICH RMR PROVIDES MANAGEMENT SERVICES,

  •
  OUR EXPECTATION THAT WE WILL BENEFIT FINANCIALLY FROM OUR OWNERSHIP INTERESTS IN SIR AND GOV,

  •
  OUR TAX STATUS AS A REIT,

  •
  OUR ABILITY TO SUCCESSFULLY COMPLETE THE TENDER OFFER,

  •
  OUR EXPECTED USE OF PROCEEDS OF THIS OFFERING, AND

  •
  OTHER MATTERS.

        OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FORWARD LOOKING STATEMENTS AND UPON OUR BUSINESS, RESULTS OF

OPERATIONS, FINANCIAL CONDITION, NOI, FFO, NORMALIZED FFO, CAD, CASH FLOWS, LIQUIDITY AND PROSPECTS INCLUDE, BUT ARE NOT LIMITED TO:

  •
  THE IMPACT OF CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS ON US AND OUR TENANTS,

  •
  COMPETITION WITHIN THE REAL ESTATE INDUSTRY, PARTICULARLY IN THOSE MARKETS IN WHICH OUR PROPERTIES ARE LOCATED,

  •
  ACTUAL AND POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGING TRUSTEES, SIR, GOV, SENIOR HOUSING PROPERTIES TRUST, OR SNH, RMR, AIC AND THEIR RELATED PERSONS AND ENTITIES,

  •
  COMPLIANCE WITH, AND CHANGES TO, FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS, ACCOUNTING RULES, TAX LAWS AND SIMILAR MATTERS,

  •
  LIMITATIONS IMPOSED ON OUR BUSINESS AND OUR ABILITY TO SATISFY COMPLEX RULES IN ORDER FOR US TO QUALIFY AS A REIT FOR U.S. FEDERAL INCOME TAX PURPOSES, AND

  •
  ACTS OF TERRORISM, OUTBREAKS OF SO CALLED PANDEMICS OR OTHER MANMADE OR NATURAL DISASTERS BEYOND OUR CONTROL.

FOR EXAMPLE:

  •
  THE CURRENT HIGH UNEMPLOYMENT RATE IN THE UNITED STATES MAY CONTINUE FOR A LONG TIME OR BECOME WORSE IN THE FUTURE. SUCH CIRCUMSTANCES MAY REDUCE DEMAND FOR LEASING OFFICE AND INDUSTRIAL SPACE. IF THE DEMAND FOR LEASING OFFICE AND INDUSTRIAL SPACE REMAINS OR BECOMES FURTHER DEPRESSED, WE MAY BE UNABLE TO RENEW LEASES WITH OUR TENANTS AS LEASES EXPIRE OR ENTER INTO NEW LEASES AT RENTAL RATES AS HIGH AS EXPIRING RATES, AND OUR FINANCIAL RESULTS MAY DECLINE,

  •
  SOME OF OUR TENANTS MAY NOT RENEW EXPIRING LEASES, AND WE MAY BE UNABLE TO LOCATE NEW TENANTS TO MAINTAIN OR INCREASE THE HISTORICAL OCCUPANCY RATES OF, OR RENTS FROM, OUR PROPERTIES,

  •
  OUR COSTS FOR TENANT IMPROVEMENTS AND LEASING COMMISSIONS MAY CONTINUE AT HIGH RATES OR EVEN INCREASE, AND ANY INVESTMENTS WE MAY MAKE IN AN ATTEMPT TO INCREASE OR MAINTAIN OUR OCCUPANCIES MAY NOT SUCCEED,

  •
  LOWERING OUR HISTORICAL COMMON SHARE DISTRIBUTION RATE BEGINNING IN THE FOURTH QUARTER OF 2012 MAY ALLOW US TO RETAIN MORE CASH FLOW, WHICH COULD ALLOW US TO MORE AGGRESSIVELY LEASE SPACE AND INCREASE OCCUPANCY AT OUR PROPERTIES. HOWEVER, THERE IS NO GUARANTEE THAT WE WILL BE SUCCESSFUL LEASING SPACE AND NO GUARANTEE THAT OUR OCCUPANCY WILL INCREASE AS A DIRECT OR INDIRECT RESULT OF LOWERING OUR COMMON SHARE DISTRIBUTION RATE OR OTHERWISE,

  •
  OUR ABILITY TO MAKE FUTURE DISTRIBUTIONS DEPENDS UPON A NUMBER OF FACTORS, INCLUDING OUR FUTURE EARNINGS, THE CAPITAL COSTS WE INCUR TO LEASE OUR PROPERTIES AND OUR RECEIPT OF DISTRIBUTIONS FROM SIR AND GOV. WE MAY BE UNABLE TO MAINTAIN OUR CURRENT RATE OF

    DISTRIBUTIONS ON OUR COMMON AND PREFERRED SHARES, AND FUTURE DISTRIBUTIONS MAY BE SUSPENDED,

  •
  CONTINUED AVAILABILITY OF BORROWINGS UNDER OUR REVOLVING CREDIT FACILITIES IS SUBJECT TO US AND SIR, AS APPLICABLE, SATISFYING CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CONDITIONS,

  •
  ACTUAL COSTS UNDER OUR AND SIR'S REVOLVING CREDIT FACILITIES WILL BE HIGHER THAN LIBOR PLUS A PREMIUM BECAUSE OF OTHER FEES AND EXPENSES ASSOCIATED WITH OUR REVOLVING CREDIT FACILITIES,

  •
  INCREASING THE MAXIMUM BORROWINGS UNDER OUR REVOLVING CREDIT FACILITIES AND TERM LOANS IS SUBJECT TO US AND SIR, AS APPLICABLE, OBTAINING ADDITIONAL COMMITMENTS FROM LENDERS, WHICH MAY NOT OCCUR,

  •
  OUR ABILITY TO GROW OUR BUSINESS AND INCREASE OUR DISTRIBUTIONS DEPENDS IN LARGE PART UPON OUR ABILITY TO BUY PROPERTIES AND LEASE THEM FOR RENTS THAT EXCEED OUR CAPITAL COSTS. WE MAY BE UNABLE TO IDENTIFY PROPERTIES THAT WE WANT TO ACQUIRE OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES, ACQUISITION FINANCING OR LEASE TERMS FOR NEW PROPERTIES,

  •
  CONTINGENCIES IN OUR ACQUISITION AGREEMENTS AND SALE AGREEMENTS MAY NOT BE SATISFIED AND COULD RESULT IN OUR ACQUISITIONS AND SALES NOT OCCURRING OR BEING DELAYED, OR COULD RESULT IN THE TERMS OF THE TRANSACTIONS CHANGING,

  •
  OUR ANNUAL REPORT STATES THAT WE CURRENTLY PLAN TO SELL SOME OF OUR LOWER PERFORMING WHOLLY OWNED SUBURBAN OFFICE PROPERTIES; HOWEVER, WE MAY NOT SUCCEED IN SELLING OUR PROPERTIES WE HAVE IDENTIFIED FOR SALE FOR PRICES AT LEAST EQUAL TO THEIR NET BOOK VALUE, ON SATISFACTORY TERMS, DURING 2013, OR AT ALL,

  •
  WE MAY BE UNABLE TO REPAY OUR DEBT OBLIGATIONS WHEN THEY BECOME DUE,

  •
  RENTS THAT WE CAN CHARGE AT OUR PROPERTIES MAY DECLINE BECAUSE OF MARKET CONDITIONS OR OTHERWISE,

  •
  THE DISTRIBUTIONS WE RECEIVE FROM GOV OR SIR MAY DECLINE OR WE MAY BE UNABLE TO SELL OUR GOV OR SIR SHARES FOR AN AMOUNT EQUAL TO OUR CARRYING VALUE OF THOSE SHARES,

  •
  OUR ANNUAL REPORT STATES THAT WE BELIEVE THAT OUR CONTINUING RELATIONSHIPS WITH GOV, SIR, SNH, RMR, AIC AND THEIR AFFILIATED AND RELATED PERSONS AND ENTITIES MAY BENEFIT US AND PROVIDE US WITH COMPETITIVE ADVANTAGES IN OPERATING AND GROWING OUR BUSINESS. IN FACT, THE ADVANTAGES WE BELIEVE WE MAY REALIZE FROM THESE RELATIONSHIPS MAY NOT MATERIALIZE, AND

  •
  WE MAY CHANGE THE TERMS OF THE TENDER OFFER, WE MAY NOT SUCCESSFULLY COMPLETE THE TENDER OFFER IN ACCORDANCE WITH ITS TERMS, OR AT ALL, AND WE CANNOT ASSURE YOU THAT A SIGNIFICANT PRINCIPAL AMOUNT OF THE NOTES WILL BE TENDERED AND CANCELLED PURSUANT TO THE TENDER OFFER.

        THESE RESULTS COULD OCCUR DUE TO MANY DIFFERENT CIRCUMSTANCES, SOME OF WHICH ARE BEYOND OUR CONTROL, SUCH AS NATURAL DISASTERS, CHANGES IN OUR TENANTS' FINANCIAL CONDITIONS OR THE MARKET DEMAND FOR LEASED SPACE, OR CHANGES IN CAPITAL MARKETS OR THE ECONOMY GENERALLY.

        THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN OUR FILINGS WITH THE SEC, INCLUDING UNDER THE CAPTION "RISK FACTORS" IN OUR ANNUAL REPORT, OR INCORPORATED HEREIN OR THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS. OUR FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

        EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

STATEMENT CONCERNING LIMITED LIABILITY

        THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING COMMONWEALTH REIT, DATED JULY 1, 1994, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF COMMONWEALTH REIT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, COMMONWEALTH REIT. ALL PERSONS DEALING WITH COMMONWEALTH REIT IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF COMMONWEALTH REIT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

PROSPECTUS

COMMONWEALTH REIT

Debt Securities, Common Shares of Beneficial Interest,
Preferred Shares of Beneficial Interest, Depositary Shares and Warrants

        We or our selling security holders may offer and sell, from time to time, in one or more offerings:

  •
  debt securities;

  •
  common shares;

  •
  preferred shares;

  •
  depositary shares; and

  •
  warrants.

The securities described in this prospectus may be offered and sold separately or in any combination. We will provide the specific terms of any securities actually offered, the manner in which the securities will be offered and the identity of any selling security holders in supplements to this prospectus. The applicable prospectus supplement may also contain information, where applicable, about material U.S. federal income tax considerations relating to, and any securities exchange listing of, securities covered by such prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplements before you decide to invest in any of these securities.

        We or our selling security holders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters, dealers or agents involved in the sale of the securities.

        Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "CWH." On June 14, 2012, the last reported sale price of our common shares on the NYSE was $17.84 per share.

        Investment in our securities involves risk. See "Risk Factors" on page 1 of this prospectus and any risk factors described in any accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2012.

ABOUT THIS PROSPECTUS

        References in this prospectus to "we," "us," "our" or "CWH" mean CommonWealth REIT and its consolidated subsidiaries, unless the context otherwise requires.

        Select Income REIT, or SIR, a majority owned consolidated subsidiary of ours, is itself a public company having common shares registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For further information about SIR, please see SIR's periodic reports and other filings with the Securities and Exchange Commission, or the SEC, which are available at the SEC's website at www.sec.gov. References in this prospectus to SIR's filings with the SEC are included as textual references only, and the information in SIR's filings with the SEC is not incorporated by reference into this prospectus, unless otherwise expressly stated herein.

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we or our selling security holders may, from time to time, sell any of the securities or any combination of the securities described in this prospectus, in one or more offerings.

        This prospectus provides you only with a general description of the securities that may be offerred. Each time we or our selling security holders sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Information Incorporated By Reference." If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.

        You should rely only on the information provided or incorporated by reference in this prospectus or any relevant prospectus supplement. Neither we nor our selling security holders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor our selling security holders will make an offer of the securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus and any relevant prospectus supplement, as well as the information in any document incorporated or deemed to be incorporated into this prospectus and any relevant prospectus supplement is accurate only as of the date of the documents containing the information.

i

PROSPECTUS SUMMARY

        We are a real estate investment trust, or REIT, formed in 1986 under the laws of the State of Maryland. Our primary business is the ownership and operation of real estate, including office and industrial properties.

        As of March 31, 2012, our wholly owned properties included 305 office properties with 40.4 million square feet and 134 industrial and other properties with 12.3 million square feet. The majority of these wholly owned properties are office and industrial buildings in central business district (CBD) and suburban locations throughout the United States, and 11 of these properties with 1.8 million square feet are located in Australia. In addition, as of March 31, 2012, we owned approximately 70.5% of the common shares of beneficial interest of SIR, our consolidated subsidiary focused on owning and investing in net leased, single tenant properties. SIR is a public company with common shares of beneficial interest that are listed on the NYSE. As of March 31, 2012, SIR and its subsidiaries owned 21.4 million square feet of primarily triple net leased single tenant office and industrial properties, including 17.8 million square feet of leased industrial and commercial lands in Oahu, Hawaii. As of March 31, 2012, we also owned approximately 21.1% of the common shares of beneficial interest of Government Properties Income Trust, or GOV, a former subsidiary that is now separately listed on the NYSE. GOV is a REIT that owns properties that are majority leased to government tenants.

        Our principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634, and our telephone number is (617) 332-3990.

RISK FACTORS

        Investing in our securities involves risks. You should carefully review the risk factors contained under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, or our Annual Report, which risk factors are incorporated by reference in this prospectus, the information contained under the heading "Warning Concerning Forward Looking Statements" in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption "Risk Factors" in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. If any such risks occur, our business, financial condition or results of operations could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS PROSPECTUS, INCLUDING THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE, CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS RELATE TO VARIOUS ASPECTS OF OUR BUSINESS, INCLUDING:

  •
  THE CREDIT QUALITY OF OUR TENANTS,

  •
  THE LIKELIHOOD THAT OUR TENANTS WILL PAY RENT, RENEW LEASES, ENTER INTO NEW LEASES OR BE AFFECTED BY CYCLICAL ECONOMIC CONDITIONS,

  •
  OUR ACQUISITIONS AND SALES OF PROPERTIES,

  •
  OUR ABILITY TO COMPETE FOR ACQUISITIONS AND TENANCIES EFFECTIVELY,

  •
  OUR ABILITY TO PAY INTEREST ON AND PRINCIPAL OF OUR DEBT,

  •
  OUR ABILITY TO PAY DISTRIBUTIONS AND THE AMOUNT OF SUCH DISTRIBUTIONS,

  •
  OUR POLICIES AND PLANS REGARDING INVESTMENTS AND FINANCINGS,

  •
  THE FUTURE AVAILABILITY OF BORROWINGS UNDER OUR AND SIR'S REVOLVING CREDIT FACILITIES,

  •
  OUR TAX STATUS AS A REIT,

  •
  OUR ABILITY TO RAISE EQUITY OR DEBT CAPITAL,

  •
  OUR EXPECTATION THAT WE WILL BENEFIT FINANCIALLY BY PARTICIPATING IN AFFILIATES INSURANCE COMPANY, OR AIC, WITH REIT MANAGEMENT & RESEARCH LLC, OR RMR, AND COMPANIES TO WHICH RMR PROVIDES MANAGEMENT SERVICES,

  •
  OUR EXPECTATION THAT WE WILL BENEFIT FINANCIALLY FROM OUR OWNERSHIP INTERESTS IN SIR AND GOV, AND

  •
  OTHER MATTERS.

        OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FORWARD LOOKING STATEMENTS AND UPON OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, FUNDS FROM OPERATIONS, NORMALIZED FUNDS FROM OPERATIONS, CASH AVAILABLE FOR DISTRIBUTION, CASH FLOWS, LIQUIDITY AND PROSPECTS INCLUDE, BUT ARE NOT LIMITED TO:

  •
  THE IMPACT OF CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS ON US AND OUR TENANTS,

  •
  COMPETITION WITHIN THE REAL ESTATE INDUSTRY OR THOSE INDUSTRIES IN WHICH OUR TENANTS OPERATE,

  •
  ACTUAL AND POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGING TRUSTEES, SIR, GOV, SENIOR HOUSING PROPERTIES TRUST, OR SNH, AND RMR AND THEIR RELATED PERSONS AND ENTITIES,

  •
  COMPLIANCE WITH, AND CHANGES TO, FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS, ACCOUNTING RULES, TAX RATES AND SIMILAR MATTERS,

  •
  LIMITATIONS IMPOSED ON OUR BUSINESS AND OUR ABILITY TO SATISFY COMPLEX RULES IN ORDER FOR US TO QUALIFY AS A REIT FOR U.S. FEDERAL INCOME TAX PURPOSES, AND

  •
  ACTS OF TERRORISM, OUTBREAKS OF SO CALLED PANDEMICS OR OTHER MANMADE OR NATURAL DISASTERS BEYOND OUR CONTROL.

FOR EXAMPLE:

  •
  THE CURRENT HIGH UNEMPLOYMENT RATE IN THE U.S. MAY CONTINUE FOR A LONG TIME OR BECOME WORSE IN THE FUTURE. SUCH CIRCUMSTANCES MAY FURTHER REDUCE DEMAND FOR LEASING OFFICE AND INDUSTRIAL SPACE. IF THE

    DEMAND FOR LEASING OFFICE AND INDUSTRIAL SPACE BECOMES FURTHER DEPRESSED, OCCUPANCY AND OPERATING RESULTS OF OUR PROPERTIES MAY DECLINE,

  •
  CONTINUED AVAILABILITY OF BORROWINGS UNDER OUR AND SIR'S REVOLVING CREDIT FACILITIES IS SUBJECT TO US AND SIR SATISFYING CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CONDITIONS,

  •
  ACTUAL ANNUAL COSTS UNDER OUR AND SIR'S REVOLVING CREDIT FACILITIES WILL BE HIGHER THAN LIBOR PLUS A PREMIUM BECAUSE OF OTHER FEES AND EXPENSES ASSOCIATED WITH THE REVOLVING CREDIT FACILITIES,

  •
  INCREASING THE MAXIMUM BORROWINGS UNDER OUR REVOLVING CREDIT FACILITY IS SUBJECT TO OBTAINING ADDITIONAL COMMITMENTS FROM LENDERS, WHICH MAY NOT OCCUR,

  •
  OUR ABILITY TO MAKE FUTURE DISTRIBUTIONS DEPENDS UPON A NUMBER OF FACTORS, INCLUDING OUR FUTURE EARNINGS AND OUR RECEIPT OF DISTRIBUTIONS FROM SIR AND GOV. WE MAY BE UNABLE TO MAINTAIN OUR CURRENT RATE OF DISTRIBUTIONS ON OUR COMMON SHARES OR PREFERRED SHARES AND FUTURE DISTRIBUTIONS MAY BE SUSPENDED OR PAID AT A LESSER RATE THAN THE DISTRIBUTIONS WE NOW PAY,

  •
  OUR ABILITY TO GROW OUR BUSINESS AND INCREASE OUR DISTRIBUTIONS DEPENDS IN LARGE PART UPON OUR ABILITY TO BUY PROPERTIES AND LEASE THEM FOR RENTS THAT EXCEED OUR CAPITAL COSTS. WE MAY BE UNABLE TO IDENTIFY PROPERTIES THAT WE WANT TO ACQUIRE OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES, ACQUISITION FINANCING OR LEASE TERMS FOR NEW PROPERTIES,

  •
  OUR ACQUISITIONS AND SALES ARE CONTINGENT UPON COMPLETION OF DILIGENCE AND OTHER CUSTOMARY CONDITIONS. ACCORDINGLY, SOME OR ALL OF OUR ACQUISITIONS AND SALES MAY BE DELAYED OR MAY NOT OCCUR,

  •
  SOME OF OUR TENANTS MAY NOT RENEW EXPIRING LEASES, AND WE MAY BE UNABLE TO LOCATE NEW TENANTS TO MAINTAIN THE HISTORICAL OCCUPANCY RATES OF, OR RENTS FROM, OUR PROPERTIES,

  •
  WE MAY BE UNABLE TO REPAY OUR DEBT OBLIGATIONS WHEN THEY BECOME DUE,

  •
  THE DISTRIBUTIONS WE RECEIVE FROM GOV MAY DECLINE OR WE MAY BE UNABLE TO SELL OUR GOV SHARES FOR AN AMOUNT EQUAL TO OUR CARRYING VALUE OF THOSE SHARES,

  •
  DISTRIBUTIONS WE MAY RECEIVE FROM SIR MAY BE LESS THAN EXPECTED, AND

  •
  THE ADVANTAGES IN OPERATING AND GROWING OUR BUSINESS THAT WE BELIEVE THAT WE MAY REALIZE FROM OUR CONTINUING RELATIONSHIPS WITH RMR, SIR, GOV, SNH AND AIC AND THEIR AFFILIATED AND RELATED PERSONS AND ENTITIES MAY NOT MATERIALIZE.

        THESE RESULTS COULD OCCUR DUE TO MANY DIFFERENT CIRCUMSTANCES, SOME OF WHICH ARE BEYOND OUR CONTROL, SUCH AS NATURAL DISASTERS OR CHANGES IN OUR TENANTS' FINANCIAL CONDITIONS OR THE MARKET DEMAND FOR LEASED SPACE, OR CHANGES IN CAPITAL MARKETS OR THE ECONOMY GENERALLY.

        MANY OF THE ABOVE LISTED FACTORS ALSO APPLY SPECIFICALLY TO SIR AND ITS SUBSIDIARIES AND THEIR BUSINESSES, OPERATIONS, LIQUIDITY AND FINANCIAL CONDITION, THE REALIZATION OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT US, PARTICULARLY IF SIR IS UNABLE TO MAKE DISTRIBUTIONS TO ITS SHAREHOLDERS, INCLUDING US.

        THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, AND IN OUR FILINGS WITH THE SEC, INCLUDING UNDER THE CAPTION "RISK FACTORS" IN OUR ANNUAL REPORT OR INCORPORATED HEREIN OR THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS. OUR FILINGS WITH THE SEC ARE AVAILABLE AT THE SEC'S WEBSITE AT WWW.SEC.GOV.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

        EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

 RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

        The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred distributions for each of the periods shown.

	Three Months Ended March 31, 2012	Year Ended December 31,
		2011	2010		2009	2008	2007
Ratio of earnings to fixed charges	1.5x	1.3x	0.5x	(1)	1.4x	1.3x	1.4x
Ratio of earnings to combined fixed charges and preferred distributions	1.2x	1.0x	0.4x	(2)	1.1x	1.0x	1.0x

(1)
The deficiency for this period was approximately $87.7 million and reflects a loss on asset impairment of approximately $127.7 million.

(2)
The deficiency for this period was approximately $135.5 million and reflects a loss on asset impairment of approximately $127.7 million.

        For purposes of calculating the ratios above, earnings have been calculated by (1) subtracting equity in earnings and gains on equity transactions of equity investees and capitalized interest from, and (2) adding fixed charges and distributions from equity investees to, income (loss) from continuing operations before income tax expense. Fixed charges consist of interest expense (including net amortization of debt discounts, premiums and deferred financing fees) and capitalized interest. The ratios of earnings to combined fixed charges and preferred distributions were computed by dividing our earnings by fixed charges and preferred distributions.

USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities covered by this prospectus for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our revolving credit facility or other debt. Until we apply the proceeds from a sale of securities covered by this prospectus to their stated purposes, we may invest those proceeds in short term investments, including repurchase agreements, some or all of which may not be investment grade.

        We will not receive any of the proceeds of the sale by any selling security holders of the securities covered by this prospectus.

DESCRIPTION OF DEBT SECURITIES

        The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is a part. If we issue debt securities, we will file any final indentures and supplemental indentures as exhibits to such registration statement. See "Where You Can Find More Information." You may also review the Indenture, dated as of July 9, 1997, between us and U.S. Bank National Association (as successor trustee), as it may be amended, supplemented, or otherwise modified from time to time, at the corporate trust offices of U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110. This summary is also subject to and qualified by reference to the descriptions of the particular terms of our debt securities described in the applicable prospectus supplement. If indicated in a prospectus supplement, the terms of such debt securities may differ from those described below.

        The debt securities sold under this prospectus will be direct obligations of CommonWealth REIT and, unless otherwise stated in a prospectus supplement, will not be obligations of any of our subsidiaries. Such debt obligations may be secured or unsecured, and which may be senior or subordinated indebtedness. Our senior unsecured debt securities will be issued under our July 9, 1997 Indenture or under one or more other indentures between us and U.S. Bank National Association, as trustee, or another trustee. Our other debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

General

        We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement, of which this prospectus is a part, three separate forms of indenture, one for the senior securities, one for the senior subordinated securities and one for the junior subordinated securities.

        We may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

        We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to any such series.

        The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

  •
  the title and series designation and whether they are senior securities, senior subordinated securities or junior subordinated securities;

  •
  the aggregate principal amount of the debt securities;

  •
  the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

  •
  if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

  •
  the stated maturity date;

  •
  any fixed or variable interest rate or rates per annum;

  •
  the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

  •
  the date from which interest may accrue and any interest payment dates;

  •
  any sinking fund requirements;

  •
  any provisions for redemption, including the redemption price and any remarketing arrangements;

  •
  whether the debt securities are denominated or payable in U.S. dollars, foreign currency or units of two or more currencies;

  •
  whether the amount of payments of principal of or premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

  •
  the events of default and covenants of the debt securities, to the extent different from or in addition to those described in this prospectus;

  •
  whether we will issue the debt securities in certificated or book-entry form;

  •
  whether the debt securities will be in registered or bearer form and, if in registered form, the denominations, if other than in even multiples of $1,000, and, if in bearer form, the denominations and terms and conditions relating thereto;

  •
  whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

  •
  whether we will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

  •
  the subordination provisions, if any, relating to the debt securities; and

  •
  if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered.

        We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

        Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change in control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the debt securities being offered.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, we will issue debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

        Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee or, at our option, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

        If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

  •
  to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

  •
  in any other lawful manner, all as the applicable indenture describes.

        You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

        You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." The registrar will also perform transfers.

        You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

        Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

  •
  if we merge out of existence or sell all our assets, the other company must be an entity organized under the laws of a State or the District of Columbia or under federal law and must agree to be legally responsible for our debt securities; and

  •
  immediately after the merger, sale of assets or other transaction, we may not be in default on our debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain Covenants

        Existence.    Except as permitted as described above under "—Merger, Consolidation or Sale of Assets," we will agree to do all things necessary to preserve and keep our trust existence, rights and franchises provided that it is in our best interests for the conduct of business.

        Provisions of Financial Information.    Whether or not we remain required to do so under the Exchange Act, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

        Additional Covenants.    Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters

        Events of Default.    The term "event of default" for any series of debt securities means any of the following:

  •
  we do not pay the principal of or any premium on a debt security of that series when it becomes due upon its maturity date;

  •
  we do not pay interest on a debt security of that series within 30 days after its due date;

  •
  we do not deposit any sinking fund payment for that series when due;

  •
  we remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of at least a majority in principal amount of outstanding debt securities of the affected series may send the notice;

  •
  we default under any of our other indebtedness in an aggregate principal amount exceeding the dollar amount specified in the applicable prospectus supplement after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of at least a majority in principal amount of outstanding debt securities of the affected series may send the notice;

  •
  we or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

  •
  any other event of default described in the applicable prospectus supplement occurs.

        The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended, or the Securities Act.

        Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

        The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

        Except in cases of default where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  you must give the trustee written notice that an event of default has occurred and remains uncured;

  •
  the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

  •
  the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security after its due date.

        Every year we will furnish to the trustee a written statement by certain of our officers certifying that, to their knowledge, we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

        There are three types of changes we can make to the indentures and our debt securities:

        Changes Requiring Your Approval.    First, we cannot make certain changes to the indentures and our debt securities without the approval of each holder of debt securities affected by the change. The following is a list of those types of changes:

  •
  change the stated maturity of the principal of or interest on a debt security;

  •
  reduce the principal amount of or the rate or amount of interest on, a debt security;

  •
  reduce the amount of any premium due upon redemption;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

  •
  adversely affect any right of repayment at the option of the holder;

  •
  change the currency or place of payment on a debt security;

  •
  impair a holder's right to sue for payment on or after the due date of a debt security;

  •
  reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture;

  •
  reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of an indenture or certain defaults and their consequences;

  •
  reduce certain voting or quorum requirements;

  •
  waive past defaults in the payment of principal of or premium, if any, or interest on the debt securities or in respect of any covenant or provision that cannot be modified or amended without the approval of each holder of the debt securities; or

  •
  modify any of the foregoing provisions.

        Changes Requiring a Majority Vote.    Second, certain changes require a favorable vote by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect the holders of the debt securities. We require the same majority vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "—Changes Requiring Your Approval" without the consent of each holder of debt securities affected by the waiver.

        Changes Not Requiring Approval.    Third, certain changes do not require any vote by holders of debt securities. These changes are limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

        Further Details Concerning Voting.    Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased, as described below under "—Discharge, Defeasance and Covenant Defeasance—Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Defeasance and Covenant Defeasance

        Discharge.    We may discharge some of our obligations to holders of any series of debt securities that have become due and payable or will become due and payable within one year, or are scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

        Full Defeasance.    We can, under particular circumstances, effect a full defeasance of any series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay those debt securities and deliver certain certificates and opinions to the trustee:

  •
  we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to satisfy all interest, principal and any other payment obligations on the debt securities on their various due dates;

  •
  the current U.S. federal income tax law must be changed or an Internal Revenue Service, or IRS, ruling must be issued permitting us to make the deposit described above, without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. Under such circumstances, you could recognize gain or loss on the debt securities you were deemed to have returned to us; and

  •
  we must deliver to the trustee a legal opinion confirming the U.S. federal income tax law change or IRS ruling described above.

        If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from any claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

        Notwithstanding the foregoing, the following rights and obligations will survive full defeasance:

  •
  your right to receive payments from the trust when payments are due;

  •
  our obligations relating to registration and transfer of debt securities and lost or mutilated certificates; and

  •
  our obligations to maintain a payment office and to hold moneys for payment in trust.

        Covenant Defeasance.    Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of such restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities and you would be released from any subordination provisions.

        If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

  •
  any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

  •
  any subordination provisions; and

  •
  certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

        If we accomplish covenant defeasance, you may still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. A shortfall may occur if one of the remaining events of default occurs, such as our bankruptcy, causing the debt securities to become immediately due and payable. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect full defeasance or covenant defeasance, (1) a holder is entitled to, and does, elect to receive payment in a currency other than that in which the deposit has been made, or (2) a "Conversion Event" occurs in respect of the currency in which the deposit has been made, the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the debt security as they become due, from the proceeds yielded by converting the amount deposited in trust into the currency, currency unit or composite currency in which that debt security becomes payable as a result of the holder's election or the "Conversion Event" based on the applicable market exchange rate.

        A "Conversion Event" means the cessation of use of:

  •
  a currency, currency unit or composite currency both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community; or

  •
  any currency unit or composite currency for the purposes for which it was established.

        Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in U.S. dollars.

Meetings of Holders

        A meeting of the holders of a series of debt securities may be called at any time by the trustee or, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of that series, upon notice given as provided in the indenture. Except for any consent or other action that must be specifically given by the holder of each debt security of a series, any resolution presented at a meeting at which a quorum is present may be adopted by a favorable vote by holders of debt securities owning a majority of the principal amount of that series. Any resolution that may be made by the holders of less than a majority of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of a series duly held in accordance with the applicable indenture will be binding on all holders of the debt securities of that series. The quorum at any meeting called to adopt a resolution will be persons representing a majority in principal amount of the outstanding debt securities of the applicable series. However, if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

        If any action is to be taken at a meeting of holders of debt securities of any series with respect to any consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (1) there will be no minimum quorum requirement for such meeting; and (2) the principal amount of the outstanding debt securities of that series that vote in favor of such consent, waiver or other action will be taken into account in determining whether such consent, waiver or other action has been made, given or taken under the indenture.

Conversion and Exchange Rights

        The terms and conditions, if any, upon which the debt securities are convertible into or exchangeable for common or preferred shares, other debt securities or other property will be set forth in the applicable prospectus supplement. Such terms will include whether the debt securities are convertible into or exchangeable for common or preferred shares, other debt securities or other property, the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, whether conversion or exchange will be at the option of the holders, the events requiring an adjustment of the conversion or exchange price, provisions affecting conversion or exchange in the event of the redemption of such debt securities and any restrictions on conversion or exchange, including restrictions directed at maintaining our REIT status under the Internal Revenue Code of 1986, as amended, or the Code.

Subordination

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

  •
  the indebtedness ranking senior to the debt securities being offered;

  •
  the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

  •
  the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default with respect to such debt securities; and

  •
  provisions requiring holders of the debt securities being offered to remit payments to holders of senior indebtedness.

Global Securities

        We may issue the debt securities of a series in whole or in part in the form of one or more registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  •
  by the depositary for such registered global security to its nominee;

  •
  by a nominee of the depositary to the depositary or another nominee of the depositary; or

  •
  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

        The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We currently anticipate that the following provisions will apply to all depositary arrangements for debt securities:

  •
  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as "participants," or persons that may hold interests through participants;

  •
  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  •
  any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  •
  ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

        The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security:

  •
  will not be entitled to have the debt securities represented by a registered global security registered in their names;

  •
  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

  •
  will not be considered the owners or holders of the debt securities under the applicable indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture.

        We understand that under currently existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under an indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        We will make payments of principal of and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor any trustee or any other agent of us or a trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

        If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The applicable trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct such trustee.

        We currently anticipate that certain registered global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and will be registered in the name of Cede & Co., as the nominee of DTC. DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and

non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct participants are on file with the SEC. The information in this paragraph concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. In the event registered global securities are deposited with, or on behalf of, a depositary other than DTC, we will describe additional or differing terms of the depositary arrangements in the applicable prospectus supplement relating to that particular series of debt securities.

        We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We currently anticipate that we will deposit these bearer global securities with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

        Neither we nor any trustee assumes any responsibility for the performance by DTC or any other depositary or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Governing Law

        The indentures and our debt securities will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

        Our declaration of trust authorizes us to issue up to an aggregate of 400,000,000 shares of beneficial interest, of which 350,000,000 are currently designated as common shares of beneficial interest, par value $0.01 per share, and 50,000,000 are currently designated as preferred shares of beneficial interest, par value $0.01 per share. As of March 31, 2012, we had 83,721,736 common shares issued and outstanding and (1) 6,000,000 of our preferred shares were designated as 7 1/8% Series C Cumulative Redeemable Preferred Shares, or the Series C Preferred Shares, all of which are issued and outstanding, (2) 15,180,000 of our preferred shares were designated as 6 1/2% Series D Cumulative Convertible Preferred Shares, or the Series D Preferred Shares, all of which are issued and outstanding and (3) 11,500,000 of our preferred shares were designated as 7 1/4% Series E Cumulative Redeemable Preferred Shares, or the Series E Preferred Shares, of which 11,000,000 were issued and outstanding. In addition, as of that date, 10,350,000 of our preferred shares are designated as 8 3/4% Series B Cumulative Redeemable Preferred Shares, none of which were outstanding, and, in connection with the adoption of our shareholders' rights plan (see "Description of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Rights Plan" below), 3,500,000 of our preferred shares were designated as Junior Participating Preferred Shares, par value $.01 per share, or the Junior Participating Preferred Shares, none of which were outstanding.

        Our declaration of trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class that we have authority to issue. Our declaration of trust further authorizes our Board of Trustees to reclassify any unissued shares into other classes or series that we choose. We believe that giving these powers to our Board of Trustees will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our Board of Trustees has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

Common Shares

        The following is a summary of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in any applicable prospectus supplement.

        Except as otherwise described in any applicable prospectus supplement, and subject to the preferential rights of any other class or series of shares currently outstanding or which may be issued, and to the ownership restrictions described below, all of our common shares are entitled:

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  to receive distributions on our shares if, as and when authorized by our Board of Trustees and declared by us out of assets legally available for distribution; and

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  to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Holders of our common shares do not have cumulative voting rights in the election of trustees.

        Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights, or preemptive rights to subscribe for any of our securities.

        For additional information about our common shares, including the potential effects that provisions in our declaration of trust and bylaws may have in delaying or preventing a change in our control, see "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws" below.

Preferred Shares

        Descriptions of our outstanding Series C Preferred Shares, our outstanding Series D Preferred Shares and our outstanding Series E Preferred Shares are set forth in our registration statements on Form 8-A dated February 2, 2006, October 5, 2006 and May 26, 2011, respectively, as filed with the SEC, each of which is incorporated herein by reference.

        In March, 2004, our Board of Trustees authorized a dividend distribution of one preferred share purchase right for each outstanding common share under a shareholders' rights plan. Each right currently (giving effect to the combination of our common shares in 2010) entitles the registered holder to purchase from us 4/100ths of a Junior Participating Preferred Share (or in certain circumstances, to receive cash, property, common shares or other securities). The rights may delay or prevent a change in our control. Additional information concerning the shareholders' rights plan rights and the rights to purchase our Junior Participating Preferred Shares appears below under "Description of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Rights Plan," and a description of those rights is set forth in our registration statement on Form 8-A dated October 5, 2004, as filed with the SEC, which is incorporated herein by reference.

        The following is a summary of the general terms and provisions of the preferred shares that we may offer by this prospectus. We may issue preferred shares in one or more series; each series of preferred shares will have its own rights and preferences. We will describe in a prospectus supplement (1) the specific terms of the series of any preferred shares offered through that prospectus supplement and (2) any general terms outlined in this section that will not apply to such preferred shares. Because this is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust, including the applicable articles supplementary, and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of our securities described in the applicable prospectus supplement. If indicated in a prospectus supplement, the terms of such securities may differ from those described below.

        General.    Our declaration of trust authorizes our Board of Trustees to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our authorized and unissued preferred shares.

        The preferred shares will have the distribution, liquidation, redemption, voting and conversion rights described in this section unless we state otherwise in the applicable prospectus supplement. The liquidation preference is not indicative of the price at which the preferred shares will actually trade on or after the date of issuance. You should read the prospectus supplement relating to the particular series of the preferred shares for specific terms, including:

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  the distinctive designation of the applicable series of preferred shares and the number of shares that will constitute the series;

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  the initial offering price of such preferred shares;

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  relative ranking and preference of such preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;

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  the distribution rate or rates (or method of calculation) on that series, the distribution periods, the date(s) on which distributions will be payable and whether the distributions will be cumulative, noncumulative or partially cumulative, and, if cumulative, the dates from which the distributions will start to cumulate;

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  any redemption or sinking fund provisions of that series;

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  any voting rights;

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  any conversion or exchange provisions;

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  any other specific terms, preferences, rights, limitations or restrictions of such preferred shares;

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  any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;

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  any procedures for any auction and remarketing;

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  any listing of such preferred shares on any securities exchange; and

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  any limitations on record or beneficial ownership and restrictions on transfer, including those as may be appropriate to preserve our status as a REIT.

        Holders of our preferred shares have no preemptive rights to subscribe for any of our securities.

        If material, we will discuss in the applicable prospectus supplement U.S. federal income tax considerations applicable to the preferred shares offered by such prospectus supplement.

        The issuance of preferred shares, the issuance of rights to purchase preferred shares or the possibility of the issuance of preferred shares or such rights could have the effect of delaying or preventing a change in our control. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we have issued or may issue in the future.

        For additional information about our preferred shares, including the potential effects that provisions in our declaration of trust and bylaws may have in delaying or preventing a change in our control, see "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws" below.

        As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred shares issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

        Rank.    Unless our Board of Trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our affairs, rank senior to all our common shares.

        Distributions.    Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our Board of Trustees. In the case of preferred shares represented by depositary receipts, the records of the depositary referred to under "Description of Depositary Shares" will determine the persons to whom distributions are payable.

        We will not authorize or pay any distributions on a series of preferred shares or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or our other series of preferred shares, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We are now, and may in the future become, a party to agreements which restrict or prevent the payment of distributions on, or the purchase or redemption of, our shares of beneficial interest, including preferred shares. These restrictions may be indirect, such as covenants which require us to maintain specified levels of net worth or assets.

        Distributions on any series of preferred shares may be cumulative, noncumulative or partially cumulative, as specified in the applicable prospectus supplement. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our Board of Trustees fails to authorize a distribution that is noncumulative, the holders of the applicable series will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

        We refer to our common shares or other shares, now or hereafter issued, that rank junior to an applicable series of preferred shares with respect to distribution rights as junior shares. To the extent that the applicable series is entitled to a cumulative distribution, we may not declare or pay any distributions, or set aside any funds for the payment of distributions, on junior shares, or redeem or otherwise acquire junior shares, unless we also have declared and either paid or set aside for payment the full cumulative distributions on such series of preferred shares and on all our other series of preferred shares ranking senior to or on a parity with such series of preferred shares for all past distribution periods. The preceding sentence does not prohibit:

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  distributions payable in junior shares or options, warrants or rights to subscribe for or purchase junior shares;

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  conversions into or exchanges for junior shares;

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  pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion of, the outstanding preferred shares of such series and any other class or series of shares ranking on a parity with such series of preferred shares with respect to distribution rights and rights upon our liquidation, dissolution or winding up; or

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  our redemption, purchase or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services, for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our declaration of trust or bylaws or our redemption or other acquisition of rights issued under our shareholder rights plan or any successor plan we adopt.

        To the extent an applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current distribution period, before making distributions on or acquiring junior shares.

        Unless full cumulative distributions on a series of preferred shares have been or are contemporaneously declared and either paid or set aside for payment for all past distribution periods, no distributions (other than in junior shares) may be declared or paid or set aside for payment on any other series of preferred shares ranking on a parity with such series with respect to distribution rights. When distributions are not paid in full upon a series of preferred shares and any other series ranking on a parity with such series with respect to distribution rights, all distributions declared upon such series and any series ranking on a parity with such series with respect to distribution rights shall be allocated pro rata so that the amount of distributions declared per share on such series and such other shares shall in all cases bear to each other the same ratio that the accrued distributions per share on such series and such other shares bear to each other.

        Unless otherwise specified in the applicable prospectus supplement, we will credit any distribution payment made on an applicable series, including any capital gain distribution, first against the earliest accrued but unpaid distribution due with respect to the series.

        Redemption.    We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

        If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

        Liquidation Preference.    The applicable prospectus supplement will specify the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

        If, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

        After payment of the full amount of the liquidating distribution to which they are entitled, the holders of a series of preferred shares will have no right or claim to any of our remaining assets. Neither the sale, lease, transfer or conveyance of all or substantially all of our property or business, nor the merger or consolidation of us into or with any other entity or the merger or consolidation of any other entity into or with us or a statutory share exchange by us, shall be deemed to constitute our dissolution, liquidation or winding up of our affairs. In determining whether a distribution (other than upon voluntary or involuntary dissolution), by dividend, redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of a series of preferred shares will not be added to our total liabilities.

        Voting Rights.    Holders of our preferred shares will not have any voting rights, except as described below or as otherwise from time to time specified in the applicable prospectus supplement.

        Unless otherwise specified in the applicable prospectus supplement, holders of our preferred shares (voting separately as a class with all other series of preferred shares with similar voting rights) will be entitled to elect two additional trustees to our Board of Trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears for six consecutive quarterly periods. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence shall remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above shall remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series. In the event the preferred shareholders are so entitled to elect trustees, the entire Board of Trustees will be increased by two trustees.

        Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each affected series of preferred shares outstanding at that time:

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  authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

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  reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

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  create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

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  amend, alter or repeal the provisions of our declaration of trust or any articles supplementary relating to that series of preferred shares, whether by merger, consolidation or otherwise, that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of beneficial interest ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series. Further, with respect to any merger, consolidation or similar event, so long as a series of preferred shares remains outstanding with the terms thereof materially unchanged or the holders of shares of that series receive shares of the successor with substantially identical rights, taking into account that, upon the occurrence of such event, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect that series.

        The foregoing voting provisions will not apply if all of the outstanding shares of the series of preferred shares with the right to vote have been redeemed or called for redemption and sufficient funds have been deposited in trust for the redemption either at or prior to the act triggering these voting rights.

        As more fully described under "Description of Depositary Shares" below, if we elect to issue depositary shares, each representing a fraction of a share of a series, each depositary share will in effect be entitled to a fraction of a vote.

        Conversion and Exchange Rights.    We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert or exchange shares of any series of preferred shares into common shares or any other class or series of shares of beneficial interest or debt securities or other property. The terms will include the number of common shares or other securities or property into which the preferred shares are convertible or exchangeable, the conversion or exchange price (or the manner of determining it), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange upon the redemption of shares of the series.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is Wells Fargo Bank, National Association. The transfer agent and registrar for each class or series of preferred shares that may be issued and sold pursuant to this prospectus will be designated in the applicable prospectus supplement.

 DESCRIPTION OF DEPOSITARY SHARES

General

        The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which will be filed as exhibits to the registration statement of which this prospectus is a part prior to an offering of depositary shares. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement. If indicated in a prospectus supplement, the terms of such securities may differ from those described below.

        We may, at our option, elect to offer fractional interests in preferred shares, rather than whole preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

        A depositary will be required to distribute all cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares, which will be the same date as the record date for determining holders of preferred shares entitled to receive the distribution, in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

        If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Shares

        You may receive the number of whole preferred shares and any money or other property represented by your depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of Depositary Shares

        If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Shares

        Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for voting preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out an instruction to vote or for the effect of any such vote made so long as the action or inaction of the depositary is in good faith and is not the result of the depositary's gross negligence or willful misconduct.

Liquidation Preference

        Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Preferred Shares

        The depositary shares will not themselves be convertible into or exchangeable for common shares, preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion or exchange of the preferred shares represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting or exchanging only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted or unexchanged depositary shares.

Taxation

        As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the preferred shares represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred shares. In addition:

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  no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares provided in the deposit agreement;

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  the tax basis of each preferred share to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred shares; and

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  if you held the depositary shares as a capital asset at the time of the exchange for preferred shares, the holding period for the preferred shares will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

        We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

        Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

  •
  all depositary shares have been redeemed;

  •
  there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

  •
  each related preferred share shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

        The depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of depositary receipts upon reasonable notice.

        Neither we nor the depositary will be liable if the depositary is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and the depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

        If the depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

        The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of warrants and the warrant agreement which will be filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement. If indicated in a prospectus supplement, the terms of such securities may differ from those described below.

        We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred shares, depositary shares or common shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the forms of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

        In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

  •
  the offering price;

  •
  the currencies in which such warrants are being offered;

  •
  the number of warrants offered;

  •
  the securities underlying the warrants;

  •
  the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

  •
  the date on which the warrants will expire;

  •
  the rights, if any, we have to redeem the warrants;

  •
  the name of the warrant agent; and

  •
  the other terms of the warrants.

        If material, we will discuss in the applicable prospectus supplement U.S. federal income tax considerations applicable to the warrants offered by such prospectus supplement.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

        The warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW
AND OF OUR DECLARATION OF TRUST AND BYLAWS

        We are organized as a REIT under Maryland law. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have filed with the SEC, and the provisions of Maryland law.

Trustees

        Our declaration of trust and bylaws provide that our Board of Trustees will establish the number of trustees. The number of trustees constituting our entire Board of Trustees may be increased or decreased from time to time only by a vote of the trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the Board of Trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, or by a majority vote of the outstanding common shares. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred or was created and until a successor is elected and qualifies.

        Our declaration of trust divides our Board of Trustees into three classes. Shareholders elect the trustees of each class for three year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year.

        We believe that classification of our Board of Trustees helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares are able to elect all of the successors of the class of trustees whose term expires at that meeting; provided, however, the election of a managing trustee or an independent trustee in an uncontested election, which is an election in which the number of nominees for election equals (or is less than) the number to be elected at the meeting, is by a majority of the votes cast at the meeting. The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our Board of Trustees.

        Our declaration of trust requires that a majority of our trustees be independent (except for temporary periods due to vacancies), which for that purpose is defined generally as a trustee who, in his or her individual capacity, (1) is neither an affiliate (as defined in our declaration of trust) of, nor has any material business or professional relationship with, our manager, RMR, or any person or entity whom the trustees have, in accordance with certain provisions of the declaration of trust, elected to permit to purchase in excess of 9.8% of our shares, and (2) does not perform any services for us except as trustee.

        Under our bylaws, our trustees are qualified as "independent trustees" or "managing trustees," and our bylaws require that (except for temporary periods due to vacancies), a majority of the trustees holding office will at all times be independent trustees. For those purposes, an "independent trustee" is one who is not an employee of our manager, RMR, is not involved in our day to day activities and qualifies as independent under our declaration of trust, as described above, and applicable rules of the NYSE and the SEC. A "managing trustee" is a trustee who is not an independent trustee and who has been an employee of RMR or has been involved in our day to day activities for at least one year prior to his or her election. Our Board of Trustees is currently composed of three independent trustees and two managing trustees.

        Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our common shares entitled to vote in the election of trustees or with cause by the affirmative vote of all remaining trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as trustees who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made by written notice to the chair of our Nominating and Governance Committee and our secretary. Any such notice should contain or be accompanied by the information and documents with respect to such recommended nominee and shareholder that such shareholder believes to be relevant or helpful to the Nominating and Governance Committee's deliberations. Our Nominating and Governance Committee may request additional information about the shareholder nominee or about a recommending shareholder. Shareholder recommendations will be considered by the Nominating and Governance Committee in its discretion.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our bylaws, including the procedures discussed below.

        Shareholder nominations and proposals at annual meetings.    Our bylaws require compliance with certain procedures for a shareholder to properly propose a nominee for election to our Board of Trustees or other business. If a shareholder who is entitled to do so under our bylaws wishes to propose a person for election to our Board of Trustees, that shareholder must provide a written notice to our secretary. The shareholder or shareholders giving notice must (1) have held, individually or in the aggregate, at least 3% of our shares entitled to vote at the meeting on the election continuously for at least three years from the date the shareholder gives its advance notice, and continuously hold such shares through and including the time of the meeting, (2) each be a shareholder of record at the time of giving notice through and including the time of the meeting, (3) each be entitled to make nominations and to vote at the meeting on such election and (4) have complied in all respects with the notice procedures for shareholder nominations and proposals of other business set forth in our bylaws. If a shareholder who is entitled to do so under our bylaws wishes to propose business to be considered by the shareholders at an annual meeting of shareholders, other than the nomination of individuals for election to the Board of Trustees, that shareholder must provide a written notice to our secretary. The shareholder giving notice must (1) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the proposal of other business for at least one year from the date the shareholder gives its advance notice and continuously hold such shares through and including the time of the meeting, (2) be a shareholder of record at the time of giving notice through and including the time of the meeting, (3) be entitled to propose such business and to vote at the meeting on the proposal for such business, and (4) have complied in all respects with the notice procedures for shareholder nominations and proposals of other business set forth in our bylaws.

        The notice must set forth detailed specified information about the proposed nominee and the proposed nominee's affiliates and associates, the shareholder making the nomination or other proposal of business and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. With respect to nominations, the notice must state whether the nominee is proposed for nomination as an independent trustee or a managing trustee. In addition, at the same time as or prior to the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our secretary (1) evidence satisfactory to our Board of Trustees of the lender's or contracting party's willingness to waive the breach of covenant or default, or (2) a detailed plan for repayment of the indebtedness or curing the contractual breach or default and satisfying any resulting damage claim, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board of Trustees in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board of Trustees in its discretion. Additionally, if (1) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if approved, implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (2) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the proposed nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to our secretary (x) evidence satisfactory to our Board of Trustees that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board of Trustees may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board of Trustees in its discretion.

        Under our bylaws, in order for a shareholder's notice of nominations for trustee or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our secretary at our principal executive offices not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If the date of the annual meeting is more than 30 days earlier or later than the first anniversary of the date of the preceding year's annual meeting, other time requirements may be applicable to shareholder notices, as specified in our bylaws. In addition, no shareholder may give a notice to nominate or propose other business unless the shareholder holds a certificate for all our shares of beneficial interest owned by such shareholder during all times described in the first paragraph of this section "—Shareholder nominations and other proposals at annual meetings," and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our Board of Trustees or other business at a meeting of our shareholders provide us, within three business days of such request, with written verification of the information submitted by the shareholder as well as other information.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board of Trustees or other business for consideration at an annual meeting is only a summary and is not complete. Our bylaws, including the provisions which concern the requirements for shareholder nominations and other proposals, are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Meetings of Shareholders; Actions by Written Consent

        Under our declaration of trust, our annual meeting of shareholders will take place within six months after the end of the fiscal year. Our chief executive officer, our Board of Trustees or a majority of our independent trustees may call a special meeting of the shareholders. Pursuant to our bylaws, our secretary will also call a special meeting of shareholders upon the written request signed by holders of at least a majority of the shares entitled to vote at the meeting. Our bylaws provide that when shareholders act by written consent, they must provide written notice requesting that our board set a record date to determine the shareholders entitled to act.

        Our bylaws further provide that a shareholder requesting the call of a special meeting or submitting a written notice requesting a record date for an action of shareholders by written consent must (1) meet minimum ownership requirements of our common shares as described in our bylaws and (2) provide detailed information regarding the business to be discussed at such meeting or the action proposed to be taken by written consent and the shareholder submitting the request or notice.

        The bylaws specify that any written consents must be delivered to our secretary within 10 days of the record date set by the Board of Trustees. Any written consents must also meet other informational requirements as specified in our bylaws. Our bylaws also permit a review period of 90 days following receipt of any written consents during which inspectors of election may review their validity and the Board of Trustees is not required to take any other action regarding them.

Liability and Indemnification of Trustees and Officers

        To the maximum extent permitted by Maryland law, our declaration of trust includes provisions limiting the liability of our present and former trustees and officers for money damages. Our declaration of trust includes provisions obligating us to indemnify our present and former trustees and officers against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees or officers, other than any claim which shall have been adjudicated to have arisen out of or been based upon his or her willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

        Our declaration of trust also obligates us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust includes additional restrictions on indemnification and advances of expenses for managing trustees and their affiliates.

        The laws relating to Maryland real estate investment trusts, or the Maryland REIT Law, permit a REIT formed under Maryland law to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        We have also entered into indemnification agreements with our trustees and our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

        The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Shareholder Liability

        Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a REIT formed under Maryland law solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. We have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

        Our declaration of trust provides that any shareholder who violates the declaration of trust or bylaws will indemnify us and hold us harmless from and against all costs, expenses, penalties, fines and other amounts, including attorneys' and other professional fees, arising from the shareholder's violation, together with interest on such amounts. Our bylaws further provide that matters for which a shareholder is liable and obligated to indemnify and hold us harmless include, to the fullest extent permitted by law, any breach or failure to fully comply with any covenant, condition or provision of our declaration of trust or bylaws, including the advance notice provisions pertaining to shareholder nominations and other proposals, and these provisions of our bylaws apply to derivative actions brought against us in which the shareholder is not the prevailing party.

Disputes by Shareholders

        Our bylaws provide that actions brought against us or any trustee, officer, manager (including RMR or its successor), agent or employee of us, by a shareholder, including derivative and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in our bylaws.

Transactions with Affiliates

        Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them so long as the affiliate's interest in the transaction is disclosed or known to the trustees or shareholders and the transaction is approved or ratified by a majority vote of either the trustees who are not interested in the transaction or the shareholders, and subject to the satisfaction of certain other procedural requirements.

Restrictions on Transfer of Shares

        Our declaration of trust provides that our Board of Trustees has the power to redeem or prohibit the transfer of a sufficient number of shares to maintain or bring the ownership of the shares into conformity with requirements for our qualification as a REIT under the Code. In connection with the foregoing, if our Board of Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of shares representing more than 9.8% in value of the total shares outstanding has or may become concentrated in the hands of one beneficial owner, other than specified excepted persons, our Board of Trustees shall have the power (1) to purchase from any shareholder the excess shares, and (2) to refuse to transfer or issue shares to any person whose acquisition of such shares would, in the opinion of our Board of Trustees, result in the direct or indirect beneficial ownership by any person of shares representing more than 9.8% in value of the outstanding shares. Any transfer of shares, options, or other securities convertible into shares that would create a beneficial owner, other than any of the excepted persons, of shares representing more than 9.8% in value of the total shares outstanding shall be deemed void ab initio, and the intended transferee shall be deemed never to have had an interest therein. Further our declaration of trust provides that transfers or purported acquisitions, directly, indirectly or by attribution, of shares, or securities convertible into shares, that could result in our disqualification as a REIT are null and void and permits our Board of Trustees to repurchase shares or other securities to the extent necessary to maintain our status as a REIT. The purchase price for any shares so purchased shall be determined by the price of the shares on the principal exchange on which they are then traded, or if no such price is available, then the purchase price shall be equal to the net asset value of such shares as determined by our Board of Trustees in accordance with applicable law. From and after the date fixed for purchase by our Board of Trustees, and so long as payment of the purchase price for the shares to be so redeemed shall have been made or duly provided for, the holder of any excess shares so called for purchase shall cease to be entitled to distributions, voting rights and any and all other benefits with respect to such shares, except the right to payment of the purchase for the shares. Our Board of Trustees may, in its sole discretion, adopt, amend or repeal bylaws providing additional measures to enforce ownership limits described above.

        Our bylaws provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value of any class or series of our outstanding shares. Our bylaws also prohibit any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT.

        Our Board of Trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation if, in its discretion, it determines (1) the ownership of shares by such person would not result in our being closely held under Section 856(h) of the Code or our otherwise failing to qualify as a REIT; (2) such person does not and will not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.8% interest in the tenant; (3) the ownership of shares in excess of the ownership limit pursuant to the exception requested would not cause a default under the terms of any contract to which we or any of our subsidiaries are party or reasonably expect to become a party and (4) the ownership of shares in excess of the ownership limit is in our best interest. In connection with any requested exemption, our Board of Trustees may require such rulings from the IRS or opinions of counsel as it deems advisable in order to determine or ensure our status as a REIT and such representations, undertakings and agreements it deems advisable in order for it to make the foregoing determinations.

        In determining whether to grant an exemption, our Board of Trustees may, but need not, consider, among other factors, the following:

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  the general reputation and moral character of the person requesting an exemption;

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  whether the person's ownership of shares would be direct or through ownership attribution;

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  whether the person's ownership of shares would interfere with the conduct of our business, including our ability to acquire additional properties, additional investments in issuers currently invested in us or other issuers;

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  whether granting an exemption would adversely affect any of our existing contractual arrangements;

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  whether the person requesting an exemption has been approved as an owner by all regulatory or other governmental authorities that have jurisdiction over us; and

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  whether the person requesting an exemption is attempting a change in control or to affect our policies in a way in which the Board of Trustees, in its discretion, considers adverse to our or our shareholders' best interests.

        If a person attempts a transfer of our shares in violation of the ownership limitations described above, then the Board of Trustees is authorized and empowered to deem that number of shares which would cause the violation (a) to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us or (b) to the fullest extent provided by law, to be void ab initio. A transfer to the charitable trust will be deemed to be effective as of the close of business on the business day prior to the date of the Board of Trustees' determination to have such transfer occur or at such other time determined by the Board of Trustees. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions, will not possess any rights to vote and, to the extent permitted by law, will have no claim or other recourse against the purported transferor of such shares. Subject to Maryland law, the trustee of the charitable trust will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.

        Unless otherwise directed by the Board of Trustees, within 20 days after receiving notice from us that our shares have been transferred to a charitable trust, or as soon thereafter as is practicable, the trustee will sell the shares and related rights held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the ownership limitations set forth in our bylaws. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  the prohibited owner will receive the lesser of:

  (1)
  the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, a gift, devise or other similar transaction, the market price (as defined in our bylaws) of the shares on the day of the event causing the shares to be transferred to the charitable trust, less our and the charitable trustee's costs, expenses and compensation described below; and

  (2)
  the net sales proceeds received by the trustee from the sale of the shares held in the charitable trust; and

  •
  any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the charitable trust and trustee.

        If, prior to our discovery that shares have been transferred to the charitable trust, a prohibited owner sells those shares, then:

  •
  those shares will be deemed to have been sold on behalf of the charitable trust; and

  •
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by a trustee, the prohibited owner must pay the excess to the trustee upon demand.

        Also, shares held in the charitable trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in the transfer to the charitable trust or, in the case of a devise, gift or similar transaction, the market price per share on the day of the event causing that transfer; and

  •
  the market price on the date we or our designee accepts the offer,

in either case less our and the charitable trustee's costs, expenses and compensation described below.

        We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of any shares that will or may violate the foregoing share ownership limitations, or any person who would have owned shares that resulted in a transfer to a charitable trust, is required to immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days' prior written notice, and to provide to us such other information as we may request.

        Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after we so request, stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns and a description of the manner in which those shares are held. Any such owner who holds our shares as nominee for another person who is required to include distributions on our shares in his or her gross income (the actual owner) is required to give written notice to us stating the name and address of the actual owner and the number of each class and series of our shares of the actual owner with respect to whom the holder of our shares is nominee. Each such shareholder and each such actual owner is required to provide us with any additional information that we may request in order to determine our status as a REIT, to determine our compliance with other applicable laws or requirements of any governmental authority or to ensure compliance with the foregoing share ownership limitations. In addition, each shareholder is required to provide us with such information as we may request, in good faith, in order to determine our status as a REIT, to determine our compliance with other applicable laws or requirements of any governmental authority and compliance with such share ownership limitations.

        Our bylaws provide that the trustee of the charitable trust is entitled to compensation, as approved by our Board of Trustees, and is entitled to be indemnified for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our bylaws. Any such compensation, costs and expenses may be funded from the charitable trust or by us and, if funded by us, we are entitled to reimbursement on a first priority basis from the charitable trust. We are also entitled, without limiting a shareholder's other obligations under our declaration of trust and bylaws, to collect from the charitable trust our costs and expenses incurred in the process of enforcing the ownership limitations contained in our bylaws.

        The restrictions in our bylaws described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated interdealer quotation system. Our bylaws provide, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

        All certificates evidencing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.

        The restrictions on transfer in our governing documents are intended to assist with REIT compliance under the Code and otherwise to promote our orderly governance.

Regulatory Compliance and Disclosure

        Our bylaws provide that any shareholder who, by virtue of such shareholder's ownership of our shares of beneficial interest or actions taken by the shareholder affecting us, triggers the application of any requirement or regulation of any federal, state, municipal or other governmental or regulatory body on us or any of our subsidiaries shall promptly take all actions necessary and fully cooperate with us to ensure that such requirements or regulations are satisfied without restricting, imposing additional obligations on or in any way limiting our business, assets, operations or prospects or any of our subsidiaries. If the shareholder fails or is otherwise unable to promptly take such actions so to cause satisfaction of such requirements or regulations, such shareholder shall promptly divest a sufficient number of our shares necessary to cause the application of such requirement or regulation to not apply to us or any of our subsidiaries. If the shareholder fails to cause such satisfaction or divest itself of such sufficient number of our shares by not later than the 10th day after triggering such requirement or regulation referred to in the bylaws, then any of our shares beneficially owned by such shareholder at and in excess of the level triggering the application of such requirement or regulation shall, to the fullest extent permitted by law, be deemed to constitute shares held in violation of the ownership limitations set forth in the bylaws. Also, our bylaws provide that if the shareholder who triggers the application of any regulation or requirement fails to satisfy the requirements or regulations or to take curative actions within such 10 day period, we may take all other actions which the Board of Trustees deems appropriate to require compliance or to preserve the value of our assets, and we may charge the offending shareholder for our costs and expenses as well as any damages which may result.

        Our bylaws also provide that if a shareholder, by virtue of such shareholder's ownership of our shares of beneficial interest or its receipt or exercise of proxies to vote shares owned by other shareholders, would not be permitted to vote such shareholder's shares or proxies for such shares in excess of a certain amount pursuant to applicable law but the Board of Trustees determines that the excess shares or shares represented by the excess proxies are necessary to obtain a quorum, then such shareholder shall not be entitled to vote any such excess shares or proxies, and instead such excess shares or proxies may, to the fullest extent permitted by law, be voted by the Advisor (as defined in our declaration of trust) or another person designated by the Board of Trustees, in proportion to the total shares otherwise voted on such matter.

Business Combinations

        The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges and the like between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's shares; or

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  an affiliate or associate of the trust who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five year prohibition period has ended, a business combination between the trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the MGCL if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees.

        Our declaration of trust provides that we have elected not to be governed by these provisions of the MGCL. Our declaration of trust requires that business combinations between us and a beneficial holder of 10% or more of our outstanding shares, or an interested shareholder, be approved by the affirmative vote of the holders of at least 75% of the shares unless (1) our Board of Trustees by unanimous vote or written consent shall have expressly approved in advance the acquisition of the outstanding shares that caused the interested shareholder to become an interested shareholder or shall have approved the business combination prior to the interested shareholder involved in the business combination having become an interested shareholder; or (2) the business combination is solely between us and an entity 100% owned by us.

Control Share Acquisitions

        The MGCL contains a provision which regulates control share acquisitions. This provision applies to REITs formed under Maryland law like us. The MGCL provides that control shares of a REIT formed under Maryland law acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute of the MGCL does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our bylaws contain a provision exempting from the control share statute of the MGCL any and all acquisitions by any person of our shares. This provision may be amended or eliminated at any time in the future.

Rights Plan

        The following is a summary of the material terms of our shareholders' rights plan. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our shareholders' rights plan, a copy of which has been filed with the SEC. See "Where You Can Find More Information."

        Our Board of Trustees adopted a shareholders' rights plan which provides for the distribution of one Junior Participating Preferred Share purchase right for each common share. Each right currently (giving effect to the combination of our common shares in 2010) entitles the registered holder to purchase from us 4/100ths of a Junior Participating Preferred Share (or in certain circumstances, to receive cash, property, common shares or our other securities) at an exercise price of $25 per 1/100th of a Junior Participating Preferred Share. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Junior Participating Preferred Shares are set forth in our registration statement on Form 8-A dated October 5, 2004, as filed with the SEC, which is incorporated herein by reference.

        Initially, the rights are attached to common shares. The rights will separate from the common shares upon a rights distribution date which is the earlier of (1) 10 business days following a public announcement by us that a person or group of persons has acquired beneficial ownership of 10% or more of the outstanding common shares or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 10% or more of the outstanding common shares. In each instance, the Board of Trustees may determine that the distribution date will be a date later than 10 days following the triggering event.

        Until they become exercisable, the rights will be evidenced by the certificates for common shares, if any, and will be transferred with and only with such common shares. The surrender for transfer of any certificates for common shares outstanding will also constitute the transfer of the rights associated with the common shares evidenced by such certificates.

        The rights are not exercisable until a rights distribution date and will expire at the close of business on October 17, 2014, unless earlier redeemed or exchanged by us as described below. Until a right is exercised, the holder thereof, as such, has no rights as a shareholder of us including, without limitation, the right to vote or to receive dividends.

        Upon the occurrence of a "flip-in event," each holder of a right will have the ability to exercise it for a number of common shares (or, in certain circumstances, other property) having a current market price equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of a "flip-in event," all rights that are, or were held by beneficial owners of 10% or more of our common shares will be void in several circumstances described in the rights agreement. Rights will not be exercisable following the occurrence of any "flip-in event" until the rights are no longer redeemable by us as set forth below. A "flip-in event" occurs when a person or group of persons acquires more than 10% of the beneficial ownership of the outstanding common shares pursuant to any transaction other than a tender or exchange offer for all outstanding common shares on terms which a majority of our independent trustees determine to be fair to and otherwise in the best interests of us and our shareholders.

        A "flip-over event" occurs when, at any time on or after the announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares, we take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) in which we are not the surviving entity or our common shares are changed or exchanged or 50% or more of our assets or earning power is sold or transferred. Upon the occurrence of a "flip-over event" each holder of a right (except rights which previously have been voided, as set forth above) will have the option to exchange their right for a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

        The purchase price and the number of Junior Participating Preferred Shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We will make a cash payment in lieu of any fractional shares resulting from the exercise of any right. We have 10 days from the date of an announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares to redeem the rights in whole, but not in part, at a price which is currently $.04 per right, payable, at our option in cash, common shares or other consideration as our Board of Trustees may determine. Immediately upon the effectiveness of the action of our Board of Trustees ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        The terms of the rights may be amended by our Board of Trustees prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our Board of Trustees only in order to:

  •
  cure ambiguities, defects or inconsistencies;

  •
  make changes which do not adversely affect the interests of holders of rights (other than the rights of a person that has obtained beneficial ownership of more than 10% of our outstanding shares and certain other related parties); or

  •
  shorten or lengthen any time period under the rights agreement.

        However, no amendment, other than to cure ambiguities, defects or inconsistencies, is permitted to be made at such time as the rights are not redeemable.

Amendment to our Declaration of Trust, Dissolution and Mergers

        Under the Maryland REIT Law, a REIT formed under Maryland law generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of an amendment of the declaration of trust (except amendments to certain provisions of the declaration of trust) by a majority of shares entitled to vote on these actions provided the amendment in question has been approved by a majority of our Board of Trustees (including a majority of our independent trustees). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our Board of Trustees. Our declaration of trust also permits our Board of Trustees to effect changes in our unissued shares, as described more fully above. In addition, as permitted by the Maryland REIT Law and our declaration of trust, our Board of Trustees has the power to amend our declaration of trust to change our name without shareholder approval.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

        The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

  •
  limitations on the beneficial ownership of over 9.8% in value of our outstanding shares by any person and limitations in our bylaws on the beneficial or constructive ownership by any person of over 9.8% in the number or value of any class or series of our outstanding shares;

  •
  the division of our trustees into three classes, with the term of one class expiring each year and, in each case, until a successor is elected and qualifies;

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  shareholder voting rights and standards for the election of trustees and other matters which generally require larger majorities for approval of actions which are not approved by our trustees or for the election of trustees in contested elections than for actions which are approved by our trustees or for the election of trustees in uncontested elections;

  •
  required qualifications for an individual to serve as a trustee and a requirement that certain of our trustees be "managing trustees" and other trustees be "independent trustees";

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  limitations on the ability of, and various requirements that must be satisfied in order for, our shareholders to propose nominees for election as trustees and propose other business to be considered at a meeting of our shareholders or to act by written consent;

  •
  the requirement that an individual trustee may be removed by the shareholders, with or without cause, by the affirmative vote of holders at least two-thirds of our common shares entitled to vote in the election of trustees or with cause by the affirmative vote of all remaining trustees;

  •
  the authority of our Board of Trustees, and not our shareholders, to adopt, amend or repeal our bylaws;

  •
  the fact that only our chief executive officer, a majority of our independent trustees, our Board of Trustees or the holders of a majority of our shares entitled to vote at such meeting may call shareholder meetings;

  •
  the authority of our Board of Trustees to adopt certain amendments to our declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class or series, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our shares or any new class of shares created by our Board of Trustees;

  •
  the requirement that amendments to our declaration of trust may be made only if approved by a majority of our trustees (including a majority of our independent trustees);

  •
  the provisions of the Maryland REIT law and our declaration of trust which together have the effect of requiring the approval of at least two-thirds of all shares entitled to vote on the matter for our merger or dissolution and requiring the approval of at least 75% of all the shares entitled to vote on the matter for certain amendments;

  •
  the ability of our trustees to expand our Board of Trustees and fill vacancies which may be created by the Board of Trustees;

  •
  the business combination provisions of our declaration of trust, if our Board of Trustees' unanimous approval of a combination is not obtained;

  •
  the control share acquisition provisions of the MGCL, if the provision in our bylaws exempting acquisitions of our shares from such provisions is amended or eliminated; and

  •
  certain fundamental change provisions of our Series D Preferred Shares and the change in control provisions of our Series E Preferred Shares, which would provide the holders of the Series D Preferred Shares or the Series E Preferred Shares with the right to convert some or all of their Series D Preferred Shares or Series E Preferred Shares into a number of our common shares as described in the applicable articles supplementary.

        Because of our ownership of AIC, we are an insurance holding company under applicable state law; accordingly, anyone who intends to solicit proxies for a person to serve as one of our trustees or for another proposal of business not approved by our Board of Trustees may be required to receive pre-clearance from the concerned insurance regulators.

        We maintain a rights agreement whereby, in the event a person or group of persons acquires 10% or more of our outstanding common shares, our shareholders, other than such person or group, will be entitled to purchase additional shares or other securities or property at a discount. See "—Rights Plan" above.

        In addition, our revolving credit agreement, our term loan agreement, our property management agreement with RMR and our shareholders agreement with AIC each also contain change in control provisions, as described below.

        For all of these reasons, our shareholders may be unable to realize a change of control premium for any of our shares they own or otherwise effect a change of our policies.

Liability of Shareholders for Breach of Restrictions on Ownership

        Our revolving credit agreement and our term loan agreement provide that a change in our control, as defined in those agreements and including that RMR ceases to be our sole business manager and property manager, without the consent of the applicable lenders, constitutes a default under those agreements, and a default under those agreements could result in a cross-default under our senior unsecured notes or other debt. In addition, our property management agreement with RMR provides that our rights and benefits under that agreement may be terminated in the event that anyone acquires more than 9.8% of our shares or we experience some other change in control, as defined in that agreement, without the consent of RMR, and our shareholders agreement with respect to AIC provides that AIC and the other shareholders of AIC may have rights to acquire our interests in AIC if such an acquisition occurs or if we experience some other change in control. If a breach of the ownership limitations or other provisions of our declaration of trust or bylaws results in a default under our revolving credit agreement, our term loan agreement or other debt, a loss of the benefits of our property management agreement or a loss of our ownership interests in AIC, the shareholder or shareholders causing the breach may be liable to us and may be liable to our other shareholders for damages. These damages may be in addition to the loss of beneficial ownership and voting rights of the shares owned by the breaching shareholder or shareholders, as described above, and these damages may be material.

SELLING SECURITY HOLDERS

        Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC, which are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

        We or our selling security holders may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We or our selling security holders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act. We or our selling security holders also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us or our selling security holders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us or our selling security holders to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us or our selling security holders, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

        Unless otherwise specified in the applicable prospectus supplement, any securities issued hereunder (other than common shares) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or our selling security holders for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        We or our selling security holders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or our selling security holders or borrowed from us, our selling security holders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us or our selling security holders in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

        From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of the initial selling security holder's securities offered under this prospectus will decrease as and when any pledgee, secured party or other person takes such actions. The plan of distribution for that selling security holder's securities will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

        We will not receive any proceeds from sales of any securities by the selling security holders. We cannot assure you that the selling security holders will sell all or any portion of their securities, if any, covered by this prospectus.

        In connection with an offering of securities, the underwriters may engage in stabilizing and syndicate covering transactions. These transactions may include overallotments or short sales of the securities, which involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters, dealers and agents that participate in the offer of securities covered by this prospectus, or their affiliates or associates, may engage in transactions with and perform services for us or our selling security holders and our or their affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

        Sullivan & Worcester LLP, as to certain matters of Massachusetts and New York law, and Venable LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us. Sullivan & Worcester LLP also has passed upon our qualification and taxation as a REIT in an opinion filed with the registration statement of which this prospectus is a part. Sullivan & Worcester LLP and Venable LLP also represent SIR and GOV and certain of their affiliates on various matters, and Sullivan & Worcester LLP represents RMR, our manager, and certain of its affiliates on various matters.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at www.sec.gov or by accessing our Internet site at www.cwhreit.com. Website addresses are included in this prospectus as textual references only and the information in such websites is not incorporated by reference into this prospectus or related registration statement.

        Our common shares are traded on the NYSE under the symbol "CWH," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any filings made after the date of the initial filing of the registration statement of which this prospectus is a part made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities made by this prospectus is completed or terminated:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

  •
  our Current Reports on Form 8-K dated January 10, 2012, March 6, 2012, March 12, 2012, May 8, 2012, June 8, 2012 and June 15, 2012;

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, from our definitive Proxy Statement for our 2012 Annual Meeting of Shareholders dated February 28, 2012;

  •
  the description of our common shares contained in our registration statement on Form 8-A dated November 8, 1986, as amended by a Form 8-A/A dated July 30, 1991;

  •
  the description of our preferred share purchase rights contained in our registration statement on Form 8-A dated October 5, 2004;

  •
  the description of our 7 1/8% Series C Cumulative Preferred Shares contained in our registration statement on Form 8-A dated February 2, 2006;

  •
  the description of our 6 1/2% Series D Cumulative Convertible Preferred Shares contained in our registration statement on Form 8-A dated October 5, 2006; and

  •
  the description of our 7 1/4% Series E Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A dated May 26, 2011.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts, 02458-1634, (617) 796-8222, Attention: Investor Relations.

STATEMENT CONCERNING LIMITED LIABILITY

        THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING COMMONWEALTH REIT, DATED JULY 1, 1994, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF COMMONWEALTH REIT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, COMMONWEALTH REIT. ALL PERSONS DEALING WITH COMMONWEALTH REIT IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF COMMONWEALTH REIT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

27,000,000 Shares

CommonWealth REIT

Common Shares of Beneficial Interest

PROSPECTUS SUPPLEMENT

February     , 2013

Citigroup
BofA Merrill Lynch
UBS Investment Bank
Morgan Stanley
Jefferies
RBC Capital Markets